Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and between

METEOR HOLDING CORPORATION,

METEOR MERGER CORPORATION

and

METROLOGIC INSTRUMENTS, INC.

Dated as of September 12, 2006

-i-

TABLE OF CONTENTS

(Continued)

-ii-

TABLE OF CONTENTS

(Continued)

EXHIBIT A – FORM OF HK CONTRIBUTION AGREEMENT
EXHIBIT B – FORM OF EA CONTRIBUTION AGREEMENT
EXHIBIT C – FORM OF RESTATED CERTIFICATE OF INCORPORATION

-iii-

TABLE OF DEFINED TERMS

Page
Acquisition Proposal	43
Actions	25
Affiliate	10
Agreement	1
Alternative Acquisition Agreement	41
Antitrust Laws	46
Antitrust Order	46
AOA	25
Business Day	2
Business Facility	26
Certificate	4
Certificate of Merger	2
Change in the Company Recommendation	42
Closing Date	2
Closing	2
Code	6
Collective Bargaining Agreements	30
Company	1
Company Acquisition	56
Company Balance Sheet	15
Company Board	1
Company Charter Documents	9
Company Common Stock	1
Company Disclosure Letter	8
Company Employees	27
Company Intellectual Property	20
Company Material Adverse Effect	8
Company Material Contract	23
Company Meeting	14
Company Permits	30
Company Plans	27
Company Preferred Stock	9
Company Product	20
Company Recommendation	44
Company Registered Intellectual Property	21
Company SEC Reports	14
Company Voting Proposal	14
Company Warrant	7
Confidentiality Agreement	38
Contract	23
Contribution Agreements	1
Controlled Group	28
Copyrights	20
Disposal Site	26
EA	1
EA Contribution Agreement	1
Effective Time	2
Environmental Law	27
Environmental Permit	27
ERISA	27
Exchange Act	13
Exchange Fund	4
Foreign Benefit Plans	29
GAAP	15
Governmental Entity	13
Hazardous Material	26
Hazardous Materials Activity	27
HK Contribution Agreement	1
HSR Act	13
Indebtedness	11
In-Licenses	22
Insurance Cap	48
Intellectual Property Rights	20
internal controls	15
IP Licenses	22
IRS	17
Knowles	1
Leased Real Property	18
Leases	18
Liens	13
Merger	1
Merger Consideration	4
Merger Sub	1
NJBCA	1
Open Source License	20
Open Source Materials	20

-i-

TABLE OF DEFINED TERMS

(Continued)

Page
Out-Licenses	22
Outside Date	52
Owned Real Property	18
Parent	1
Parent Material Adverse Effect	33
Patent Contract	20
Patents	20
Paying Agent	4
Person	5
Pre-Closing Period	35
Proxy Statement	32
Real Property	18
Registered Intellectual Property	21
Representatives	40
Required Company Shareholder Vote	14
Rollover Investors	1
Schedule 13E-3	13
SEC	13
Securities Act	10
Source Code	21
Special Committee	1
Subsidiary	11
Subsidiary Charter Documents	12
Superior Proposal	43
Surviving Corporation	2
Taxes	17
Tax Returns	17
Termination Fee	54
Trademarks	20
Trade Secrets	20
Voting Debt	14

-ii-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of September 11, 2006, by and between Meteor Holding Corporation, a Delaware corporation (“Parent”), Meteor Merger Corporation, a New Jersey corporation and direct wholly owned subsidiary of Parent (“Merger Sub”), and Metrologic Instruments, Inc., a New Jersey corporation (the “Company”).

WHEREAS, the Company and Merger Sub each have determined that it is fair to and in the best interests of its shareholders to effect a merger (the “Merger”) of Merger Sub with and into the Company pursuant to the New Jersey Business Corporation Act (the “NJBCA”) upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), shall be converted into the right to receive the Merger Consideration (as defined herein), as set forth herein, all upon the terms and subject to the conditions of this Agreement.

WHEREAS, a special committee of the Board of Directors of the Company (the “Special Committee”) has (i) determined that the Merger on the terms and subject to the conditions set forth in this Agreement is fair to and in the best interest of the Company’s shareholders, and (ii) approved this Agreement and recommended approval of this Agreement by the Board of Directors and shareholders of the Company;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (i) determined that the Merger on the terms and subject to the conditions set forth in this Agreement is fair to and in the best interest of the Company’s shareholders, and (ii) approved this Agreement and recommended approval of this Agreement by the shareholders of the Company;

WHEREAS, the Board of Directors of Merger Sub has (i) determined that the Merger on the terms and subject to the conditions set forth in this Agreement is fair to and in the best interest of its shareholder, and (ii) approved this Agreement;

WHEREAS, Parent, as sole shareholder of Merger Sub, has approved this Agreement; and

WHEREAS, simultaneously with the execution of this Agreement, C. Harry Knowles (“Knowles”) and the other Shareholder Parties named therein have entered into a contribution and voting agreement with Parent (the “HK Contribution Agreement”), which is in the form attached hereto as Exhibit A, pursuant to which, among other things, Knowles has agreed to contribute certain shares of Company Common Stock to Parent in exchange for shares of capital stock of Parent and Knowles and the other Shareholder Parties named therein have agreed to vote the shares of Company Common Stock held by such parties in favor of approving this Agreement.

WHEREAS, simultaneously with the execution of this Agreement, Elliott Associates, L.P., and Elliott International, L.P. (together, “EA,” and collectively with Knowles, the “Rollover Investors”) have entered into a contribution and voting agreement with Parent (the “EA Contribution Agreements”, and together with the HK Contribution Agreement, the “Contribution Agreements”), which is in the form attached hereto as Exhibit B, pursuant to which, among other things, EA has agreed to contribute certain shares of Company Common Stock to Parent in exchange for shares of capital stock of Parent and to vote the shares of Company Common Stock held by EA in favor of approving this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1 Effective Time of the Merger. Subject to the provisions of this Agreement, at or prior to the Closing, the Company and Merger Sub shall prepare and cause to be filed with the Secretary of State of New Jersey a certificate of merger to effect the Merger upon the terms hereof (the “Certificate of Merger”) in such form as is required by, and executed by the Company in accordance with, the relevant provisions of the NJBCA and shall make all other filings or recordings required under the NJBCA. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of New Jersey or at such later time as is established by the Company and Merger Sub and set forth in the Certificate of Merger (the “Effective Time”).

1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Pacific time, on a date to be specified by Parent and the Company (the “Closing Date”), which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California 94304, unless another date, place or time is agreed to in writing by Parent and the Company. For purposes of this Agreement, a “Business Day” shall be any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in New York, New York or San Francisco, California are permitted or required by law, executive order or governmental decree to remain closed.

1.3 Effects of the Merger; Structure.

(a) At the Effective Time, Merger Sub shall be merged with and into the Company, at which time the separate corporate existence of Merger Sub shall cease and the

Company shall continue its existence as the surviving corporation. In its capacity as the corporation surviving the Merger, the Company is sometimes referred to herein as the “Surviving Corporation.” From and after the Effective Time, the Merger shall have the effects set forth in Section 14A:10-6 of the NJBCA.

(b) At its election, Parent may change the structure or method of effecting the combination with the Company, including to provide for a merger of the Company into Parent or any Subsidiary of Parent, provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of shares of Company Common Stock as provided for in this Agreement or (ii) impede or delay consummation of the transactions contemplated by this Agreement. Any such structural change shall not affect the accuracy (whether as of the date hereof or as of the Closing Date) of the Company’s representations and warranties hereunder, which are made under the assumption that the transaction is structured as a reverse triangular merger as set forth in Section 1.3(a), if such representations and warranties, but for the structural change, would have been accurate as of the date hereof and as of the Closing Date.

1.4 Certificate of Incorporation. The Certificate of Merger shall provide that, at the Effective Time, the certificate of incorporation of the Surviving Corporation, as in effect immediately prior to the Effective Time, shall be amended in its entirety as of the Effective Time to read as set forth in Exhibit C hereto (with such additional changes required to reflect the then current directors of Surviving Corporation, in accordance with New Jersey law), and as so amended shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and as provided by applicable law.

1.5 Bylaws. At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the bylaws of the Surviving Corporation until thereafter amended as provided by applicable law, the certificate of incorporation of the Surviving Corporation and such bylaws.

1.6 Directors and Officers of the Surviving Corporation.

(a) The directors of the Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b) The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE II

CONVERSION OF SECURITIES

2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each share of the common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $0.0001 par value per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. All shares of Company Common Stock that are owned by the Company as treasury stock and any shares of Company Common Stock owned by Parent or any direct or indirect wholly owned Subsidiary of Parent or the Company immediately prior to the Effective Time shall be cancelled and shall cease to exist and no payment shall be made or consideration delivered in respect thereof.

(c) Merger Consideration for Company Common Stock. Each share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(b)) issued and outstanding immediately prior to the Effective Time shall be automatically converted as of the Effective Time into the right to receive $18.50 in cash per share, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate which as of immediately prior to the Effective Time represented outstanding shares of Company Common Stock (each a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 2.1(c) upon the surrender of such Certificate in accordance with Section 2.2.

(d) Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time in order to provide holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to each such event.

2.2 Exchange of Certificates. The procedures for exchanging Certificates for the Merger Consideration pursuant to the Merger are as follows:

(a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company to act as agent for the payment of the Merger Consideration (the “Paying Agent”) upon surrender of the Certificates pursuant to this Article II and, as of the Effective Time, Parent shall make available to the Paying Agent sufficient funds for the benefit of the holders of Certificates for the payment of the Merger Consideration to such holders pursuant to Section 2.1(c) upon surrender of such Certificates (such funds, the “Exchange Fund”). Any income from investment of the Exchange Fund, which shall be invested in accordance with the instructions of Parent, will be payable solely to Parent.

(b) Exchange Procedures. Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a letter of transmittal, which shall be in customary form and specify that delivery shall be effected, and risk of loss and title shall pass, only upon delivery of the Certificates to the Paying Agent and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration payable with respect thereto. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2 each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Article II. For purposes of this Agreement, the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

(c) No Further Ownership Rights in Company Common Stock; Stock Transfer Books. All Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms hereof shall be deemed to have been paid in satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided in this Agreement, including the payment of the Merger Consideration, or by applicable law. If, after the Effective Time, Certificates are presented to Parent, the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates on the date that is 180 days after the Effective Time shall be delivered to Parent, upon demand, and after the 180 days, any holder of a Certificate who has not previously complied with this Section 2.2 shall look only to Parent (subject to abandoned property, escheat and similar laws) for payment of its claim for Merger Consideration without interest.

(e) No Liability. To the extent permitted by applicable law, none of Parent, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person for any amount of Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f) Withholding Rights. Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or Company Stock Options, as the case may be, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Surviving Corporation, such withheld amounts (i) shall be remitted by Parent or the Surviving Corporation to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or Company Stock Options, as the case may be, in respect of which such deduction and withholding was made by Parent or the Surviving Corporation, as the case may be.

(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and if requested by and at the discretion of Parent, the posting of a bond, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

2.3 Company Stock Options.

(a) At or prior to the Effective Time, the Company shall take the following actions with respect to all options to purchase Company Common Stock (“Company Stock Options”) granted under any stock option plans or other equity-related plans of the Company or any of its Subsidiaries (the “Company Stock Plans”) outstanding immediately prior to the Effective Time (without regard to the vesting or exercise price of such Company Stock Options):

(i) With respect to Company Stock Options granted under the Company’s 2004 Equity Incentive Plan (the “2004 Plan Options”), the Company shall, pursuant to the terms of such plan, automatically cancel all 2004 Plan Options outstanding under such plan immediately prior to the Effective Time, without regard to the exercise price of such 2004 Plan Options. For each cancelled 2004 Plan Option with an exercise price that is less than the Merger Consideration, the Company will cause the holders of such cancelled 2004 Plan Option to receive an amount (net of applicable taxes) equal to the product of (i) the excess of (A) the Merger Consideration per share of Company Common Stock over (B) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the total number of shares of Company Common Stock subject to such Company Stock Option, without any interest thereon (the “Option Consideration”). For each cancelled 2004 Plan Option with an exercise price that is equal to or higher than the per share Merger Consideration, the Company shall pay to the holder thereof as consideration for each such 2004 Plan Option award $1.00 per award to effectuate the cancellation of such 2004 Plan Options.

(ii) With respect to Company Stock Options granted under the Company’s 1994 Incentive Plan (the “1994 Plan Options”), the Company shall make an offer to all holders of such 1994 Plan Options outstanding under such plan immediately prior to the Effective Time, pursuant to which the holder affirmatively would agree in writing to the cancellation of all (but not less than all) of his or her 1994 Plan Options in consideration for the receipt of the Option Consideration, if any. In the event one or more 1994 Plan Options are not cancelled pursuant to this Section 2.3(a)(ii), each such 1994 Plan Option shall instead be adjusted pursuant to the terms and conditions of such plan in a manner acceptable to Parent.

(iii) The Parties agree that the Company shall perform its obligations under this Section 2.3 in compliance with applicable law, including the tender offer rules under the Exchange Act and applicable state securities laws. The terms and conditions of such a tender offer shall be subject to the advance review and approval of the Parent, which approval shall not be unreasonably withheld.

(b) As soon as practicable following the execution of this Agreement, the Company shall mail to each holder of Company Stock Options a letter describing the treatment of and payment for such Company Stock Options pursuant to this Section 2.3 and providing instructions for use in obtaining payment for such Company Stock Options, if applicable.

(c) Prior to the Effective Time, the Company shall take such actions (including without limitation, terminating or amending the terms of any Company Stock Option or Company Stock Plan and preparing and providing the applicable tender offer documents in compliance with applicable securities laws), necessary to give effect to the transactions contemplated by Section 2.3.

(d) No later than the first Business Day following the date of this Agreement, the Company shall take all action, including providing notice to plan participants and adoption of any plan amendments, that may be necessary to freeze participation in, and purchases under, all stock purchase plans of the Company or any of its Subsidiaries relating to Company Common Stock, including the Company Employee Stock Purchase Plan (the “Company Purchase Plans”), so that no new offerings are made and no purchases occur under the Company Purchase Plans after the execution of this Agreement. Prior to the Effective Time, the Company shall take all actions as may be necessary to cause all participants’ rights under the Company Purchase Plans to terminate on or prior to the Business Day immediately preceding the Closing Date, and on such date all accumulated payroll deductions allocated to each participant’s account under the Company Purchase Plans shall thereupon be returned to each participant as provided by the terms of the Company Purchase Plans. As of the close of business on the Business Day immediately prior to the Closing Date, the Company shall have terminated the Company Purchase Plans and provided such notice of termination as may be required by the terms of the Company Purchase Plans. The form and substance of any such notice regarding the termination of the Company Purchase Plans shall be subject to the review and approval of Parent, which shall not be unreasonably withheld.

2.4 Warrants. Each warrant to acquire Company Common Stock (a “Company Warrant”) that is issued and outstanding as of immediately prior the Effective Time will, as of the Effective Time and by virtue of the Merger, become exercisable for an amount of cash per share of Company Common Stock issuable upon exercise of the Company Warrant, without interest, equal to the Merger Consideration.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Letter”) (which Company Disclosure Letter shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article III, and the disclosure in any section or paragraph of the Company Disclosure Letter shall qualify the corresponding section or paragraph in this Article III), the Company represents and warrants to Parent and Merger Sub as follows:

3.1 Organization, Standing and Power.

(a) The Company and each of its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and (iii) is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except (with respect to clause (iii) only) for such failures to be so qualified or in good standing, individually or in the aggregate, that are not reasonably likely to result in a Company Material Adverse Effect. For purposes of this Agreement, the term “Company Material Adverse Effect” shall mean, with respect to the Company, any state of facts, change, event, violation, inaccuracy, effect, condition, circumstance, occurrence or development (any such item, an “Effect”) that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, is or is reasonably likely to (i) be materially adverse to the business, operations, properties, condition (financial or otherwise), results of operations, assets or liabilities of the Company and its Subsidiaries, taken as a whole or (ii) prevent or materially delay the performance by the Company of any of its obligations under this Agreement or the consummation of the Merger or the other transactions contemplated hereby; provided, however, that in no event shall any of the following occurring after the date hereof, in and of itself, be deemed to constitute a Company Material Adverse Effect: (A) a decline in the price of the Company Common Stock on The Nasdaq Stock Market (it being understood that the facts and circumstances giving rise to such decline may be deemed to constitute and shall be taken into account in determining whether there has been a Company Material Adverse Effect); (B) any failure by the Company to meet published third party financial projections, in and of itself (it being understood that the facts and circumstances giving rise to such failure to meet published financial projections may be considered and shall be taken into account in determining whether there has been a Company Material Adverse Effect); (C) any Effect resulting from general national or world economic conditions and any acts of war or terrorism, except to the extent that such Effects disproportionately affect the Company and its Subsidiaries in any significant respect relative to other participants in the industries or markets in which they operate; (D) any Effect resulting from any action outside the ordinary course of business of the Company and its Subsidiaries required to be taken pursuant to this Agreement (other than consummation of the Merger); (E) any stockholder class action litigation arising from allegations of a breach of fiduciary duty relating to this Agreement; or (F) any Effect resulting from a change in GAAP.

(b) The Company has delivered or made available to Parent: (i) a complete and correct copy of the certificate of incorporation and bylaws of the Company, each as amended to date (together, the “Company Charter Documents”), and each such instrument is in full force and effect and no other organizational documents are applicable to or binding upon the Company; and (ii) complete and correct copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings of the shareholders, the Company Board and each committee of the Company Board. The Company is not in violation of any of the provisions of the Company Charter Documents.

3.2 Capitalization.

(a) The authorized capital stock of the Company as of the date of this Agreement consists of 30,000,000 shares of Company Common Stock and 500,000 shares of preferred stock, $0.01 par value per share (“Company Preferred Stock”). As of September 11, 2006, (i) 22,690,994 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held in the treasury of the Company, (iii) no shares of Company Preferred Stock were issued or outstanding, (iv) no shares of Company Common Stock were held by any Subsidiaries of the Company, (v) 1,725,969 shares of Company Common Stock were reserved for issuance under the Company Stock Plans, and (vi) 195,000 shares of Company Common Stock were reserved for issuance upon the exercise of any Warrant.

(b) Section 3.2(b) of the Company Disclosure Letter sets forth a complete and accurate list, as of the date hereof, of: (i) all Company Stock Plans, indicating for each Company Stock Plan, as of such date, the number of shares of Company Common Stock issued under such Plan, the number of shares of Company Common Stock subject to outstanding options under such Plan and the number of shares of Company Common Stock reserved for future issuance under such Plan; and (ii) all outstanding Company Stock Options, indicating with respect to each such Company Stock Option the name of the holder thereof, the Company Stock Plan under which it was granted, the number of shares of Company Common Stock subject thereto, the exercise price, the date of grant, and the vesting schedule thereof, including the extent vested to date and whether and to what extent the vesting will be accelerated as a result of the transactions contemplated hereby (indicating the circumstances that may cause such acceleration).

(c) No outstanding shares of Company Common Stock are subject to vesting, forfeiture or rights of repurchase by the Company or any of its Subsidiaries.

(d) Section 3.2(d) of the Company Disclosure Letter sets forth a complete and accurate list, as of the date hereof, of all outstanding Company Warrants, indicating with respect to each such Company Warrant the name of the holder thereof, the number of shares of Company Common Stock subject to such Company Warrant, the exercise price, and, if applicable, the vesting schedule thereof, including the extent vested to date and whether and to what extent the vesting of such Company Warrant will be accelerated as a result of the transactions contemplated hereby (indicating the circumstances that may cause such acceleration).

(e) Except for (i) the currently outstanding Company Common Stock as set forth in Section 3.2(a), (ii) the Company Stock Options as set forth on Section 3.2(b) of the Company Disclosure Letter, (iii) the Company Common Stock reserved for future grants under Company Stock Plans, as of the date of this Agreement, and (iv) the Company Warrants as set forth on Section 3.2(d) of the Company Disclosure Letter, (A) there are no equity securities of any class of the Company, or any security convertible or exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights, commitments or Contracts of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests or Voting Debt of the Company or any of its Subsidiaries or any security or rights convertible into or exchangeable or exercisable for any such shares, other equity interests or Voting Debt, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. Neither the Company nor any of its Subsidiaries has any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. Other than the HK Contribution Agreement, neither the Company nor any of its Affiliates is a party to or is bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company. For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Except as set forth on Section 3.2(e) of the Company Disclosure Letter, there are no registration rights, and there is no rights agreement, “poison pill,” anti-takeover plan or other similar Contract or understanding to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of the Company or any of its Subsidiaries.

(f) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance upon exercise of Company Stock Options, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable, free of any Liens other than Liens imposed upon the holder thereof by reason of the acts or omissions of such holder and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the NJBCA, the

Company Charter Documents or any agreement to which the Company is a party or is otherwise bound.

(g) There are no obligations, commitments or arrangements, contingent or otherwise, of the Company, any of its Subsidiaries or any of its Affiliates to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of any of its Subsidiaries or any of its Affiliates or to provide funds or make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or Person.

(h) Section 3.2(h) of the Company Disclosure Letter sets forth a complete and correct list, as of the date of this Agreement, of each Contract pursuant to which any Indebtedness of the Company or its Subsidiaries is outstanding or may be incurred or guaranteed in an amount in excess of $500,000, together with the amount outstanding thereunder as of the date of this Agreement. “Indebtedness” means (i) indebtedness for borrowed money, whether secured or unsecured, (ii) obligations under conditional or installment sale or other title retention Contracts relating to purchased property, (iii) capitalized lease obligations and (iv) guarantees of any of the foregoing of another Person, excluding inter-company guarantees. Except as set forth on Section 3.2(h) of the Company Disclosure Letter, no event has occurred which either entitles, or could entitle (with or without notice or lapse of time or both) the holder of any Indebtedness described in Section 3.2(h) of the Company Disclosure Letter to accelerate, or which does accelerate, the maturity of any such Indebtedness.

3.3 Subsidiaries.

(a) Section 3.3(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, each Subsidiary of the Company and all other Persons in which the Company or any of its Subsidiaries owns, directly or indirectly, any shares of capital stock or equity interests or otherwise controls, directly or indirectly, and such list sets forth the name, the jurisdiction of organization, the authorized and outstanding capital stock and the record and beneficial ownership of the shares of capital stock of each Subsidiary and other entity as of the date hereof. For purposes of this Agreement, (i) the term “Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (A) more that 50% of the voting power of all outstanding stock or ownership interests of such entity, (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity or (C) a general or managing partnership interest in such entity. Except as set forth on Section 3.3(a) of the Company Disclosure Letter, the Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a Subsidiary of the Company.

(b) All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid,

nonassessable and free of preemptive rights and all such shares (other than directors’ qualifying shares in the case of non-U.S. Subsidiaries, all of which the Company has the power to cause to be transferred for no or nominal consideration to the Company or the Company’s designee) are owned, of record and beneficially, by the Company or another of its Subsidiaries free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company’s voting rights, charges or other encumbrances. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of the Company. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary of the Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of the Company.

(c) The Company has made available to Parent complete and accurate copies of the charter, bylaws or other organizational documents of each Subsidiary of the Company (the “Subsidiary Charter Documents”), and each such instrument is in full force and effect and no other organizational documents are applicable to or binding upon such Subsidiaries. Except as set forth on Section 3.3(c) of the Company Disclosure Letter, none of the Subsidiaries is in violation in any material respect of any of the provisions of its Subsidiary Charter Documents.

3.4 Authority; No Conflict; Required Filings and Consents.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby other than in the case of the consummation of the Merger, obtaining the Required Company Shareholder Vote. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and (b) is subject to general principles of equity.

(b) The Special Committee, at a meeting duly called and held, unanimously determined that the Merger is fair and in the best interests of the Company and its shareholders, approved this Agreement in accordance with the provisions of the NJBCA, and directed that this Agreement be submitted to the Company Board for its approval and recommendation that the shareholders of the Company vote in favor of the approval of this Agreement. The Company Board, at a meeting duly called and held, unanimously determined that the Merger is fair and in the best interests of the Company and its shareholders, approved this Agreement in accordance with the provisions of the NJBCA, and directed that this Agreement be submitted to the shareholders of the Company for their approval and resolved to recommend that the shareholders of the Company vote in favor of the approval of this Agreement.

(c) The execution and delivery of this Agreement by the Company do not, and the consummation of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Company Charter Documents or the Subsidiary Charter Documents, (ii) except as set forth on Section 3.4(c)(ii) of the Company Disclosure Letter conflict with, or result in any material violation or breach of, or constitute (with or without notice or lapse of time, or both) a material default (or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit) under, require a consent or waiver under, require the payment of a penalty or increased liabilities or fees or the loss of a benefit under or result in the imposition of any mortgage, right of first refusal, claim, license, limitation in voting rights, security interest, pledge, lien, charge or encumbrance (“Liens”) on the Company’s or any of its Subsidiaries’ assets under, any of the terms, conditions or provisions of any Company Material Contract to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining the Required Company Shareholder Vote and compliance with the requirements specified in clauses (i) through (v) of Section 3.4(d), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, writ, decree, statute, law, ordinance, rule, determination, award or regulation applicable to the Company or any of its Subsidiaries or any of its or their respective properties or assets, except in the case of clause (iii) of this Section 3.4(c) for any such conflicts or violations that, individually or in the aggregate, are not reasonably likely to result in a Company Material Adverse Effect.

(d) Except as set forth on Section 3.4(c) of the Company Disclosure Letter, no consent, approval, action, license, permit, order, certification, concession, franchise or authorization of, or registration, declaration, notice or filing with, any federal, state or local, U.S. or foreign court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality (a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and applicable foreign antitrust or merger control laws, (ii) the filing of the Certificate of Merger with the New Jersey Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business in order to continue such qualification, (iii) the filing of the Proxy Statement with the Securities and Exchange Commission (the “SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and a Schedule 13E-3 of the Company relating to the Merger (the “Schedule 13E-3”), (iv) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (v) the filing of a notice with The Nasdaq Stock Market, (vi) the filing of a Form 15 with the SEC and appropriate documentation to effect the delisting of Company

Common Stock from The Nasdaq Stock Market for trading upon consummation of the Merger, and (vii) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, would not be, individually or in the aggregate, reasonably likely to result in a Company Material Adverse Effect.

(e) The affirmative vote in favor of the approval of this Agreement (the “Company Voting Proposal”) by the holders of a majority of the votes cast by the holders of the outstanding shares of Company Common Stock on the record date for the meeting of the Company’s shareholders (the “Company Meeting”) to consider the Company Voting Proposal (the “Required Company Shareholder Vote”) at the Company Meeting where a quorum is present is the only vote of the holders of any class or series of the Company’s capital stock or other securities necessary for the approval of this Agreement and for the consummation by the Company of the Merger and the other transactions contemplated by this Agreement. There are no bonds, Contracts, debentures, warrants, options, series of capital stock, notes or other Indebtedness of the Company or its Subsidiaries having the right to vote (“Voting Debt”) (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company or its Subsidiaries may vote.

(f) The shareholders of the Company are not entitled to any dissenters’, appraisal or similar rights under the NJBCA or otherwise in connection with the Merger.

3.5 SEC Reports; Financial Statements; Information Provided.

(a) The Company has filed all registration statements, forms, reports and documents with the SEC that have been required to be filed by it under applicable laws since December 31, 2002, and the Company will file after the date hereof and prior to the Effective Time all registration statements, forms, reports and documents with the SEC that are required to be filed by it under applicable laws on or prior to such time (all such registration statements, forms, reports and other documents, together with any other registration statements, forms, reports or other documents filed by the Company with the SEC prior to the Effective Time that are not required to be so filed, the “Company SEC Reports”). Except as set forth on Schedule 3.5 of the Company Disclosure Letter, each Company SEC Report (i) was or will be filed on a timely basis and (ii) complied, or will comply, as the case may be, as of its filing date, in all material respects with the applicable requirements of the Securities Act or the Exchange Act, and the rules and regulations promulgated thereunder, as the case may be, each as in effect on the date such Company SEC Report was, or will be, filed. True and correct copies of all Company SEC Reports filed prior to the date hereof, whether or not required under applicable laws, have been furnished to Parent or are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. As of its filing date (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively), each Company SEC Report did not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated in each such Company SEC Report or necessary in order to make the statements made therein (in the light of the circumstances under which they were made, with respect to Company SEC Reports filed pursuant to the Exchange Act only) not misleading. None of the Subsidiaries of the Company is required to file any registration statements, forms, reports or other documents with the SEC. No executive officer of the Company has failed to make the certifications required of him or her under Rule 13a-14 or Rule 15d-14 under the Exchange Act or Section 302 or Section 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report, except as disclosed in certifications filed with the Company SEC Reports. Except as set forth in Section 3.5(a) of the Company Disclosure Letter, neither the Company nor any of its executive officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(b) The consolidated financial statements of the Company and its Subsidiaries filed in or furnished with the Company SEC Reports have been or will be, as the case may be, prepared in accordance with United States generally accepted accounting principles (“GAAP”) consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto), and fairly present in all material respects, or will present in all material respects, as the case may be, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and changes in cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end audit adjustments in accordance with GAAP that are not material in amount. All of the Subsidiaries of the Company are consolidated for accounting purposes. The consolidated, audited balance sheet of the Company as of December 31, 2005 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 is referred to herein as the “Company Balance Sheet.”

(c) The Company and each of its Subsidiaries has established and maintains and adheres to a system of internal control over financial reporting (as defined in Rule 13a-15 of the Exchange Act) (“internal controls”) which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Company Board and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries. Except as set forth in Section 3.5(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries (including any employee thereof) nor the Company’s independent auditors has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal controls utilized by the Company and its Subsidiaries, (B) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal controls utilized by the Company and its Subsidiaries or (C) any claim or allegation regarding any of the foregoing.

(d) The Company has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that information relating to the Company, including its consolidated Subsidiaries, required to be disclosed in the reports the Company files or submits under the Exchange Act is made known to the principal executive officer and the principal financial officer of the Company by others within those entities. Such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act.

(e) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Item 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any its Subsidiaries in the Company’s consolidated financial statements. The Company is in material compliance with the applicable listing and other rules and regulations of The Nasdaq Stock Market.

(f) The Company has made available to Parent a complete and correct copy of all exhibits, annexes, attachments, supplements, amendments or modifications that have not been filed with the SEC to Contracts that have previously been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act that have been requested by Parent.

3.6 No Undisclosed Liabilities. Except as and to the extent set forth on the Company Balance Sheet, neither the Company nor any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations (i) incurred in connection with the transactions contemplated hereby, (ii) incurred in the ordinary course of business and in a manner consistent with past practice since the Balance Sheet Date, including but not limited to, litigation expenses to the extent incurred in the ordinary course of business consistent with past practice, or (iii) that individually or in the aggregate could not reasonably be expected to have a Company Material Adverse Effect.

3.7 Absence of Certain Changes or Events. Since June 30, 2006, except as expressly contemplated by this Agreement (including the transaction contemplated by Section 5.1(e) of the Company Disclosure Letter) in compliance with Section 5.1(e)), the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice and, since that date, (i) neither the Company nor any of its Subsidiaries has taken any action which, if taken as of or after the date hereof, would require the consent of Parent under Section 5.1 of this Agreement, (ii) neither the Company nor any of its Subsidiaries has suffered any damage, destruction or loss (whether or not covered by insurance), other than in the ordinary course of business, and (iii) there has not been any Effect that, individually or in the aggregate, has had or is reasonably likely to result in a Company Material Adverse Effect.

3.8 Taxes.

(a) Except as set forth on Section 3.8(a) of the Company Disclosure Letter, the Company and each of its Subsidiaries have timely filed all Tax Returns that they were required to file, and all such Tax Returns were correct and complete in all material respects. The Company and each of its Subsidiaries have paid on a timely basis all Taxes due and payable (whether or not shown on any such Tax Returns). The unpaid Taxes of the Company and its Subsidiaries for Tax periods through the date of the Company Balance Sheet do not exceed the accruals and reserves for Taxes set forth on the Company Balance Sheet exclusive of any accruals and reserves for “deferred taxes” or similar items that reflect timing differences between Tax and financial accounting principles. All liabilities for Taxes that arose since the date of the Company Balance Sheet arose in the ordinary course of business. All Taxes that the Company or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity. There are no liens or encumbrances with respect to Taxes upon any of the assets or property of the Company or its Subsidiaries, other than liens for Taxes not yet due and payable. For purposes of this Agreement, (i) “Taxes” means (A) all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, license alternative or add-on minimum, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax with respect to such amounts; (B) any liability for the payment of any amounts of the type described in clause (A) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (C) any liability for the payment of any amounts of the type described in clauses (A) or (B) of this definition as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor or transferor entity; and (ii) “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

(b) There are no deficiencies for any amount of Taxes claimed, proposed or assessed by any taxing or other Governmental Entity in writing that have not been fully paid or settled. The Company has made available to Parent correct and complete copies of all U.S. federal income Tax Returns, examination reports, related correspondence and statements of deficiencies assessed against or agreed to by the Company since January 1, 2002. The U.S. federal income Tax Returns of the Company and each of its Subsidiaries have been audited by the Internal Revenue Service (the “IRS”) or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 3.8(b) of the Company Disclosure Letter. The Company has made available to Parent correct and complete copies of all other Tax Returns of the Company and its Subsidiaries together with all related examination reports, correspondence and statements of deficiency for all periods from and after January 1, 2002. Except as set forth in Section 3.8(a) of the Company Disclosure Letter, no examination or audit of any Tax Return of the Company or any of its

Subsidiaries by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated. Except as set forth in Section 3.8(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency. No written claim has ever been made by any Governmental Entity in a jurisdiction where neither the Company nor any of its Subsidiaries files Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) The Company is in compliance with all terms and conditions of any Tax incentives, Tax holidays, Tax rebates or special Tax rate relief or other favorable Tax benefits authorized by any Governmental Authority (collectively, “Tax Benefits”), and the transactions contemplated by this Agreement will not cause the Company to lose or no longer qualify for any such Tax Benefits to which the Company was entitled prior to the effectiveness of this Agreement. The Company is not required to provide any notice of the change in control of the Company to any Governmental Authority.

(d) There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party, including the provisions of this Agreement, covering any employee, consultant or director of the Company or any of its Subsidiaries, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404, or 162(m) of the Code.

(e) Neither the Company nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(f) Neither the Company nor any of its Subsidiaries has engaged in any transaction that could give rise to (i) a disclosure obligation with respect to any Person under Section 6111 of the Code or the regulations thereunder, (ii) a list maintenance obligation with respect to any Person under Section 6112 of the Code or the regulations thereunder, or (iii) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder.

(g) Neither the Company nor any U.S. Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

3.9 Owned and Leased Real Properties.

(a) Section 3.9(a) of the Company Disclosure Letter sets forth a complete and accurate list as of the date of this Agreement of all real property owned by the Company or any of its Subsidiaries, or in which the Company or any of its Subsidiaries has a fee ownership interest, including, without limitation, any rights, contracts or options to acquire real property other than the Leased Real Property defined below (the “Owned Real Property”).

(b) Section 3.9(b)(i) of the Company Disclosure Letter sets forth a complete and accurate list as of the date of this Agreement of all real property leased, subleased or licensed (collectively, the “Leases”) by the Company or any of its Subsidiaries (the “Leased Real Property” and collectively with the Owned Real Property, the “Real Property”). Section 3.9(b)(ii) of the Company Disclosure Letter specifies (i) the use made of the Leased Real Property, (ii) the address of each Leased Real Property, and (iii) the identities of the parties under the Leases. Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any other party to any Lease is in default with respect to a material provision of any Lease (including any provision the default of which would result in termination of the applicable Lease) or material breach under any of the Leases. Each Lease is a valid and binding obligation of, and is legally enforceable against, the respective parties thereto. Neither the Company nor any of its Subsidiaries leases, subleases or licenses any real property to any Person other than the Company and its Subsidiaries, except that Adaptive Optics Associates, Inc. (“AOA”) subleases a portion of its facility to a third party. Neither the Company nor any of its Subsidiaries is obligated under or bound by any option, right of first refusal, purchase contract or other contractual right to sell or purchase any Leased Real Property or any portions thereof or interests therein. The Company has made available to Parent complete copies of all Leases.

(c) The Real Property complies with the requirements of all applicable building, zoning, subdivision, health, safety and other land use statutes, laws, codes, ordinances, rules, orders and regulations as well as any easements, covenants or other matters of record affecting the Real Property, except where noncompliance, individually or in the aggregate, is not reasonably likely to result in a Company Material Adverse Effect.

(d) To the knowledge of the Company, there are no covenants, conditions, rights-of-way, easements and similar restrictions or any other conditions affecting all or any portion of the Real Property that materially impair the ability to use any such Real Property in the operation of the businesses of the Company as presently conducted or which would materially and adversely effect the development, financability or transferability of the Owned Real Property, and no material default or breach exists thereunder by the Company or any of its Subsidiaries.

(e) Neither the Company, nor any Subsidiary has received any notice from any insurance company of any defects or inadequacies in any Real Property or any part thereof which could materially and adversely affect the insurability of such property or the premiums for the insurance thereof, nor has any notice been given by any insurer of any such property requesting the performance of any repairs, alterations or other work with which compliance has not been made,

(f) There are no pending, or, to the knowledge of the Company, threatened condemnation or eminent domain actions or proceedings, or any special assessments or other activities of any public or quasi-public body that are reasonably likely to adversely affect the Owned Real Property.

3.10 Title to Assets. The Company and its Subsidiaries have good and marketable title to, or valid and enforceable right to use under existing franchises, easements or licenses, or valid and enforceable leasehold interests in, all of its tangible personal properties, rights and assets necessary to carry on their businesses as is now being conducted, in each case free and clear of all Liens, except for Liens that secure indebtedness and that are properly reflected on the Company Balance Sheet and Liens that can be removed for a cost of less than $250,000 in the aggregate. The Real Property and the tangible personal property and assets of the Company and its Subsidiaries are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are operated in accordance with all applicable licenses, permits, consents and governmental authorizations, and are usable in the regular and ordinary course of business, except as would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has any legal obligation, absolute or contingent, to any other Person to sell or otherwise dispose of any of its tangible personal properties or assets (other than the sale of the Company’s products in the ordinary course of business) with an individual value in excess of $250,000 or an aggregate value in excess of $500,000.

3.11 Intellectual Property.

(a) For the purposes of this Agreement, the following terms have the following definitions:

(i) “Company Intellectual Property” shall mean any and all Intellectual Property Rights that are owned by, or exclusively licensed to, the Company or its Subsidiaries.

(ii) “Company Product” shall mean all products, technologies and services developed (including products, technologies and services under development), owned, made, sold or licensed by or on behalf of the Company and/or any of its Subsidiaries, other than products of third parties that are distributed by Company under a Trademark that is not owned by the Company.

(iii) “Intellectual Property Rights” shall mean common law and statutory rights anywhere in the world arising under or associated with (i) patents, patent applications and inventors’ certificates (“Patents”), (ii) copyrights, copyright registrations and copyright applications, and mask work rights and mask work registrations (“Copyrights”), (iii) trade and industrial secrets and rights in confidential information (“Trade Secrets”), (iv) trademarks, trade names and service marks (“Trademarks”), (iv) any other proprietary rights relating or with respect to the protection of technology, (vi) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable), and (vii) the right to enforce and recover damages for the infringement or misappropriation of any of the foregoing.

(iv) “Open Source Materials” shall mean all software or other material that is distributed as “free software”, “open source software”, or under similar licensing or distribution terms (an “Open Source License”), including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), Berkeley Software Distribution licenses (BSD), the Artistic License, the Netscape Public License, the Sun

Community Source License (SCSL), the Sun Industry Standards License (SISL), and the Apache License.

(v) “Patent Contract” shall mean any Contract that includes a grant of an express license (or cross license) of Patents by a party to such Contract or that includes a covenant not to sue with respect to Patents.

(vi) “Registered Intellectual Property” shall mean applications, registrations and filings for Intellectual Property Rights that have been registered, filed, certified, or otherwise perfected, applied for, or recorded with, or by any state, government, or other public or quasi-public legal authority.

(vii) “Source Code” shall mean software or code, which may be printed or displayed in human readable form or from which object code can be derived by compilation or otherwise.

(b) Section 3.11(b) of the Company Disclosure Letter sets forth a true, complete and correct list of all Registered Intellectual Property owned by or filed in the name of Company or any of its Subsidiaries as of the date hereof (collectively the “Company Registered Intellectual Property”). No Registered Intellectual Property that is or, since September 1, 2001, was Company Intellectual Property has been cancelled, declared invalid, or with respect to any material Company Intellectual Property, abandoned.

(c) All Company Intellectual Property is owned exclusively by Company or one or more of its Subsidiaries free and clear of any Liens. Neither the Company nor any of its Subsidiaries has transferred ownership of, or granted an exclusive license to, any third party, of any Intellectual Property Rights that are or were Company Intellectual Property Rights, other than in the ordinary course of business. All Company Intellectual Property is, and following the transactions contemplated hereby shall be, freely, transferable, alienable, without the consent of, or notice to any Governmental Entity or third party or the payment of any kind.

(d) To the Company’s knowledge, neither the conduct of the business of the Company and its Subsidiaries nor any Company Product has infringed upon, violated or constituted the unauthorized use of, or does, or will as of the Closing, infringe upon, violate or constitute the unauthorized use of any Intellectual Property Rights owned by any third Person. Except as set forth in Section 3.11(d) of the Company Disclosure Letter, there is no pending and at no time within the three years prior to the date of this Agreement has there been pending any, and Company has not received notice of any threatened, suit, arbitration or other adversarial proceeding before any court, commission, government agency or arbitral tribunal, or in any jurisdiction, alleging that the conduct of the business of the Company and its Subsidiaries or any Company Product infringes upon, violates or constitutes the unauthorized use of any Intellectual Property Rights owned by any third Person, or challenging the ownership, validity, enforceability, or registerability of any Company Intellectual Property.

(e) The Company and its Subsidiaries have taken reasonable measures to protect the proprietary nature of the Intellectual Property Rights owned by the Company or its Subsidiaries that are material to the business of the Company and its Subsidiaries as currently conducted.

(f) Except as set forth in Section 3.11(f) of the Company Disclosure Letter, (i) to the Company’s knowledge, no third party is misappropriating, infringing, diluting or violating any material Company Intellectual Property, and (ii) there is no pending, and at no time within the three years prior to the date hereof has there been pending any suit, arbitration or other adversarial proceeding before any court, commission, government agency or arbitral tribunal, or in any jurisdiction, in which the Company or any Subsidiary has alleged that any activities or conduct of any third Person, product or business infringes or will infringe upon, violate or constitute the unauthorized use of Company Intellectual Property, or challenging the ownership, validity, enforceability, or registerability of any third Person’s Intellectual Property Rights.

(g) Except as set forth in Section 3.11(g), neither the Company nor any of its Subsidiaries has any obligation to pay any third party any royalties or other fees in excess of $250,000 in the aggregate in the calendar year 2006 with respect to any Intellectual Property Rights of a third Person, and no obligation to pay such royalties or other fees will result from the execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement.

(h) Section 3.11(g) of the Company Disclosure Letter lists (i) all Contracts pursuant to which a third Person has licensed to Company or any of its Subsidiaries any Intellectual Property Rights or technology that is material to the operation of the business of the Company or its Subsidiaries or necessary to the manufacture and sale of Company Products other than Contracts with respect to Intellectual Property Rights or technology that are commercially available for an aggregate fee of less than $500,000, and (ii) Patent Contracts to which Company or any of its Subsidiaries is a licensee or the grantee of any covenants with respect to any Patents (“In-Licenses”).

(i) Section 3.11(i) of the Company Disclosure Letter lists all (i) all Contracts pursuant to which Company or any of its Subsidiaries has granted a third Person or affiliate any rights or licenses to any material Company Intellectual Property, other than non-exclusive licenses granted in the ordinary course in connection with the sale or distribution of the Company Products, and (ii) Patent Contracts to which Company or any of its Subsidiaries is a licensor or the grantor of any covenants with respect to any Patents (“Out-Licenses”; together with the In-Licenses, the “IP Licenses”).

(j) Each of the IP Licenses is legal, binding, valid and in full force and effect and is enforceable by the Company and its Subsidiaries in accordance with their respective terms. Neither the Company nor any of its Subsidiaries is in material violation of any IP License that is material to the business of Company or any of its Subsidiaries.

(k) The consummation of the transactions contemplated hereby will not result in or cause (i) the breach by Company, any of its Subsidiaries or the Surviving Corporation of any IP

License, (ii) the termination of any IP License, (iii) the termination, impairment or restriction of any right or license granted to Company or any of its Subsidiaries under an In-License or the enjoyment by, or extension of such rights and licenses to, the Surviving Corporation, (iv) the Company, any of its Subsidiaries or the Surviving Corporation to grant, or expand the scope of a prior grant, to a third Person of any rights to any material Company Intellectual Property (including by release of any Source Code) or (v) the Company, any of its Subsidiaries or the Surviving Corporation being obligated to pay any royalties or other material amounts, or offer any discounts, to any third party in excess of those payable by, or required to be offered by, the Company or any of its Subsidiaries in the absence of this Agreement or the transactions contemplated hereby.

(l) Section 3.11(l) of the Company Disclosure Letter lists Contracts to which Company or any of its Subsidiaries is bound which include any non-compete, exclusivity, or other material restriction on the operation or scope of any material business or operations of Company or any of its Subsidiaries.

(m) Neither the Company nor any of its Subsidiaries has (i) granted, or is obligated to grant, access or rights to any of its Source Code in or for any Company Product, (ii) made its Source Code for any Company Product subject to any Open Source License, or combined or distributed any Company Products with Open Source Materials, or (iii) licensed or has granted a third party the right to obtain any Source Code in any Company Product (including in any such case, any conditional right to access, or under which the Company has established any escrow arrangement for the storage and conditional release of any Source Code).

3.12 Contracts.

(a) For purposes of this Agreement, “Contract” shall mean license, contract, subcontract, binding understanding, indenture, note, option, insurance policy, benefit plan or other agreement, instrument or obligation, written or oral. For purposes of this Agreement, a “Company Material Contract” shall mean: (i) any employment or consulting Contract (in each case, under which the Company has continuing obligations as of the date hereof) with any current or former executive officer or other employee of the Company or its Subsidiaries or member of the Company Board providing for an annual base compensation in excess of $150,000; (ii) any Contract limiting the freedom of the Company or any of its Subsidiaries, or following the Effective Time the Surviving Corporation, the Parent or any of their respective Subsidiaries, to engage in any line of business or sell, supply or distribute any service or product, or to compete with any entity or to conduct business in any geography, or to hire any individual or group of individuals; (iii) any Contract granting any exclusive rights to make, sell or distribute any Company Product; (iv) any Contract related to supply, manufacturing, distribution or development of Company Products in excess of $300,000 over the remaining term, except agreements with sales representatives or other resellers in the ordinary course of business; (v) any IP License; (vi) any Contract or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the consummation of the transactions contemplated hereby or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, or otherwise relating to payments upon a change of control of the Company; (vii) any Contract or plan containing severance or termination pay liabilities related to termination of employment or services to the Company; (viii) any Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries of any person or any business or any material amount of assets or rights or pursuant to which the Company or any of its Subsidiaries has any material ownership interest in any other person or other business enterprise, other than Contracts under which the Company and its Subsidiaries have no further liabilities or obligations and no continuing rights; (ix) any mortgages, indentures, guarantees, loans or credit agreements, security agreements, promissory notes or other Contracts relating to the borrowing of money, extension of credit or other Indebtedness, other than accounts receivables and payables in the ordinary course of business; (x) any settlement Contract, other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company in the ordinary course of business in connection with the routine cessation of such employee’s or independent contractor’s employment with the Company, (B) settlement Contracts for cash only (which has been paid) and does not exceed $250,000 as to such settlement or (C) settlement Contracts entered into more than three (3) years prior to the date of this Agreement under which none of the Company or its Subsidiaries have any continuing obligations, liabilities, or rights (excluding releases); (xi) any partnership, joint venture or similar Contract to which the Company or any of its Subsidiaries is a party; (xii) any Contract obligating the Company or any of its Subsidiaries to provide indemnification other than that contained in a standard sales agreement or purchase order, the form of which has been provided to Parent; (xiii) any lease of real property providing for annual rentals of $150,000 or more; (xiv) any Contract (other than IP Licenses) providing for (A) aggregate noncontingent payments by or to the Company or any of its Subsidiaries in excess of $250,000, or (B) potential payments by or to the Company or any of its Subsidiaries reasonably expected to exceed $1,000,000; (xv) any Contract otherwise required to be filed as an exhibit to any periodic or current report under the Exchange Act pursuant to Item 601 of Regulation S-K promulgated under the Exchange Act; (xvi) any Contract which is reasonably likely to prohibit or materially delay the consummation of the transactions contemplated by this Agreement; and (xvii) any Contract, or group of Contracts with a person (or group of affiliated Persons), the termination or breach of which would be reasonably expected to have a material adverse effect on any material product or service offerings of the Company or otherwise have a Company Material Adverse Effect and is not disclosed pursuant to clauses (i) through (xvi) above.

(b) Section 3.12(b) of the Company Disclosure Letter sets forth a list of all Company Material Contracts to which the Company or any of its Subsidiaries is a party or is bound as of the date hereof. True and correct copies of the Company Material Contracts have been made available to Parent.

(c) Each Company Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and, to the knowledge of the Company, each other party thereto, is in full force and effect, and is enforceable by the Company (and each such Subsidiary of the Company party thereto) in accordance with its terms. The Company and each of its Subsidiaries have performed in all material respects all obligations required to be performed by them under each Company Material Contract and, to the knowledge of the Company, each other party to each Company Material Contract has performed in all material respects all obligations required to be performed by it under such Company Material Contract. Neither the Company nor any of its Subsidiaries knows of, or has received written notice of, any violation or default under (or any condition that with the passage of time or the giving of notice, or both, would cause such a violation of or default under) any Company Material Contract. The Company has complied with all material terms contained in any Company Material Contract that provide for pricing or other contract terms on a “most favored nation” or similar basis, and no material refunds of any past payments arising under any such Company Material Contracts are or are expected to become due, except as may have been reserved in the Company’s consolidated financial statements filed in the Company SEC Reports. To the knowledge of the Company, no circumstances exist that will adversely affect the Company’s ability to perform its obligations under the Company Material Contracts in all material respects.

3.13 Litigation. Except as set forth in Section 3.13 of the Company Disclosure Letter, there is no material action, suit, proceeding, claim, arbitration, charge or investigation (collectively, “Actions”) pending or, to the knowledge of the Company, threatened against or involving the Company, any of its Subsidiaries, any Company Plan or any of their assets, properties or rights. There are no material judgments, orders, settlements or decrees outstanding against the Company or any of its Subsidiaries. As of the date of this Agreement, no officer or director of the Company is a defendant in any Action or, to the knowledge of the Company, the subject of any investigation commenced by shareholders of the Company or any Governmental Entity with respect to the performance of his or her duties as an officer and/or director of the Company. Except as set forth in Section 3.12(b)(xii) of the Company Disclosure Letter, there exists no Contracts with any of the current or former directors and officers of the Company or its Subsidiaries that provide for indemnification by the Company or its Subsidiaries that are effective or have any ongoing obligations as of the date of this Agreement.

3.14 Environmental Matters.

(a) As of the Closing, except in compliance with Environmental Laws and in a manner that could not reasonably be expected to subject the Company or any of its Subsidiaries to material liability, no Hazardous Materials are present on any Business Facility currently owned, operated, occupied, controlled or leased by the Company or any of its Subsidiaries or were present on any other Business Facility at the time it ceased to be owned, operated, occupied, controlled or leased by the Company or any of its Subsidiaries. Except as set forth in Section 3.14(a) of the Company Disclosure Letter, there are no underground storage tanks, asbestos which is friable or likely to become friable or PCBs present on any Business Facility currently owned, operated, occupied, controlled or leased by the Company or any of its Subsidiaries or as a consequence of the acts of the Company or its agents.

(b) The Company and its Subsidiaries have conducted all Hazardous Material Activities in compliance in all material respects with all applicable Environmental Laws. The Hazardous Materials Activities of the Company and its Subsidiaries prior to the Closing have not resulted in the exposure of any Person to a Hazardous Material in a manner which, to the knowledge of the Company has caused, or could reasonably be expected to cause an adverse health effect to any such Person.

(c) Neither the Company nor its Subsidiaries has received (A) any written notice alleging that any of them has not complied with applicable Environmental Laws, and, to the knowledge of the Company, there are no facts existing that reasonably would give rise to such a notice or (B) any written notice, demand, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of, liable under or have obligations under any Environmental Law.

(d) Except as set forth in Section 3.14(d) of the Company Disclosure Letter, no action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the best of the Company’s knowledge, threatened, concerning or relating to any Environmental Permit or any Hazardous Materials Activity of the Company or any of its Subsidiaries, or any Business Facility.

(e) The Company is not aware of any fact or circumstance, which could result in any environmental liability which could reasonably be expected to result in a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries have entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws, or the Hazardous Materials Activities of the Company, and of its Subsidiaries or any other individual or entity.

(f) The Company has delivered to Parent or made available for inspection by Parent and its agents, representatives and employees all records in the Company’s and its Subsidiaries’ possession concerning the Hazardous Materials Activities of the Company and its Subsidiaries and all environmental audits and environmental assessments of any Business Facility conducted at the request of, or otherwise in the possession of the Company or any of its Subsidiaries. The Company has complied with all environmental disclosure obligations and all relevant Environmental Laws imposed by applicable law with respect to the transactions contemplated by this Agreement, including, without limitation, the New Jersey Industrial Site Recovery Act.

(g) For purposes of this Agreement, the following terms shall have the meanings ascribed to them below:

(i) “Hazardous Material” is any material, chemical, emission or substance that has been designated by any Governmental Entity to be radioactive, toxic, hazardous, a pollutant, a contaminant, “solid waste” or otherwise a danger to health, reproduction or the environment.

(ii) “Business Facility” is any property including the land, the improvements thereon, the groundwater thereunder and the surface water thereon, that is or at any time has been owned, operated, occupied, controlled or leased by the Company or any of its Subsidiaries.

(iii) “Disposal Site” is a landfill, disposal site, disposal agent, waste hauler or recycler of Hazardous Materials, or any real property other than a Business Facility receiving Hazardous Materials used or generated by a Business Facility.

(iv) “Environmental Laws” are all applicable laws (including common laws), directives, guidance, rules, regulations, orders, treaties, statutes, and codes promulgated by any Governmental Entity which prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Occupational Safety and Health Act, the Clean Water Act, all as amended at any time.

(v) “Hazardous Materials Activity” is the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with Ozone depleting substances, including, without limitation, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any product take-back or product content requirements such as the European Directive 2002/95/EC on the restriction of the use of certain hazardous substances in electrical and electronic equipment.

(vi) “Environmental Permit” is any approval, permit, registration, certification, license, clearance or consent required to be obtained from any private Person or any Governmental Entity with respect to a Hazardous Materials Activity which is or was conducted by the Company or any of its Subsidiaries.

3.15 Employee Benefit Plans.

(a) Section 3.15(a) of the Company Disclosure Letter contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including, without limitation, multiemployer plans within the meaning of Section 3(37) of ERISA, and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, under which (i) any current, former or retired employee, director or consultant of the Company or its Subsidiaries (the “Company Employees”) has any present or future right to benefits and which are contributed to, required to be contributed to, sponsored by or maintained by the Company or any of its Subsidiaries or (ii) the Company or any of its Subsidiaries has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Company Plans.”

(b) With respect to each Company Plan, the Company has provided or made available to Parent a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description and other written communications (or a description of any oral communications) by the Company or any of its Subsidiaries to the Company Employees concerning the extent of the benefits provided under a Company Plan; and (iv) for the three most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

(c) Each Company Plan has been established and administered in all material respects in accordance with its terms, and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations. Each Company Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause such determination letter to be revoked. No event has occurred with respect to the Company Plans and to the knowledge of the Company no condition exists that would subject the Company or any of its Subsidiaries, either directly or by reason of their affiliation with any member of their “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations (other than any such liability that may arise in the ordinary course of business). All contributions and other payments required by and due under the terms of each Company Plan have been made on a timely basis.

(d) Neither the Company, its Subsidiaries nor any member of their Controlled Group has ever maintained, established, sponsored, participated in, or contributed to, any (i) pension plan which is subject to Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (iii) a “multiple employer plan” (as defined in ERISA or the Code), or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code. Except as provided in Section 3.15(d) of the Company Disclosure Letter, no Company Plan provides health benefits that are not fully insured through an insurance contract.

(e) With respect to any Company Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Company’s knowledge, threatened, and (ii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service or other governmental agency is pending or, to the Company’s knowledge, threatened.

(f) Except as set forth in Section 3.15(f) of the Company Disclosure Letter, no Company Plan exists that, as a result of the execution of this Agreement, shareholder approval of this Agreement, or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), (i) will result in severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) will accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Plans, (iii) will cause the Company to record additional compensation expense on its income statement with respect to any outstanding Company Stock Option or equity based award or (iv) will result in payments under any of the Company Plans which would not be deductible under Section 280G of the Code.

(g) Except as set forth in Section 3.15(g) of the Company Disclosure Letter, no Company Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States (any such Company Plan set forth in Section 3.15(g) of the Company Disclosure Letter, “Foreign Benefit Plans”). With respect to any Foreign Benefit Plans, (i) all Foreign Benefit Plans have been established, maintained and administered in material compliance with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling governmental authority or instrumentality; (ii) all Foreign Benefit Plans that are required to be funded are fully funded, and with respect to all other Foreign Benefit Plans, adequate reserves therefore have been established on the accounting statements of the applicable Company or Subsidiary entity; and (iii) no material liability or obligation of the Company or its Subsidiaries exists with respect to such Foreign Benefit Plans that has not been disclosed on Section 3.15(g) of the Company Disclosure Letter.

(h) Section 3.15(h) of the Company Disclosure Letter lists each Company Plan that, based on current guidance, is reasonably characterized as a “nonqualified deferred compensation plan” (as described in Section 409A(d)(1) of the Code). All such Company Plans have been administered in good faith compliance with Section 409A of the Code the guidance issued thereunder.

(i) No Company Stock Option or other right to acquire Company Common Stock or other equity of the Company (i) has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such Company Stock Option or other equity right was granted, (ii) has any feature that would result in the deferral of recognition of income beyond the later of exercise or disposition of such Company Stock Options or other equity rights, or (iii) has been granted after December 31, 2004, with respect to any class of stock of the Company that is not “service recipient stock” (within the meaning of current guidance under Section 409A).

3.16 Compliance With Laws. The Company and each of its Subsidiaries has conducted its business and is in compliance with all applicable statutes, laws, settlements (including those with Governmental Entities), rules, orders, regulations and corporate policies and no written notice, action or assertion has been received by the Company or any of its Subsidiaries or, to the knowledge of the Company, has been filed, commenced or threatened against the Company or any of its Subsidiaries alleging any violation of any applicable statutes, laws, settlements (including those with Governmental Entities), rules, orders, regulations or corporate policies, except for failures to comply or violations that, individually or in the aggregate, are not reasonably likely to result in a Company Material Adverse Effect.

3.17 Permits. The Company and each of its Subsidiaries have all permits, licenses, franchises, certificates, approvals and authorizations, from Governmental Entities required to conduct their businesses, except for such permits, licenses, franchises, certificates, approvals and authorizations, the absence of which, individually or in the aggregate, are not reasonably likely to result in a Company Material Adverse Effect (the “Company Permits”). The Company and each of its Subsidiaries are in compliance with the terms of the Company Permits, and no suspension or cancellation of any such Company Permits is pending, or to the knowledge of the Company, threatened, except for such failures to comply or such suspensions or cancellations that, individually or in the aggregate, are not reasonably likely to result in a Company Material Adverse Effect.

3.18 Labor Matters.

(a) Except as set forth on Section 3.18(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any Contract or arrangement between or applying to, one or more employees and a trade union, works council, group of employees or any other employee representative body, for collective bargaining or other negotiating or consultation purposes or reflecting the outcome of such collective bargaining or negotiation or consultation with respect to their respective employees with any labor organization, union, group, association, works council or other employee representative body, or is bound by any equivalent national or sectoral agreement (“Collective Bargaining Agreements”). To the knowledge of the Company, there are no activities or proceedings by any labor organization, union, group or association or representative thereof to organize any such employees. There are no lockouts, strikes, slowdowns, work stoppages or, to the knowledge of the Company, threats thereof by or with respect to any employees of the Company or any of its Subsidiaries which would have a Company Material Adverse Effect nor have there been any such lockouts, strikes, slowdowns or work stoppages since December 31, 2002.

(b) To the knowledge of the Company, the Company: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Company Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Company Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Employees (other than routine payments to be made in the normal course of business and consistent with past practice). To the Company’s knowledge, there are no pending, threatened or reasonably anticipated claims or actions against the Company under any worker’s compensation policy or long-term disability policy. To the Company’s knowledge, neither the Company, its Subsidiaries nor any member of its Controlled Group has direct or indirect liability with respect to any misclassification of any Person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

3.19 Insurance. Each of the Company and its Subsidiaries maintains insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Summaries of the material terms of all such insurance policies have been made available to Parent. Except as set forth in Section 3.19 of the Company Disclosure Letter: (i) all such policies are in full force and effect and were in full force and effect during the periods of time such insurance policies are purported to be in effect, and (ii) neither the Company nor any of its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under any policy.

3.20 Opinion of Financial Advisor. The financial advisor of the Special Committee, Needham & Company, LLC, has delivered to the Special Committee and the Company Board an opinion dated the date of this Agreement to the effect, as of such date, that the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view. An executed copy of this opinion has been delivered to Parent, and a true and correct copy of such opinion is set forth as Section 3.20 of the Company Disclosure Letter.

3.21 Anti-Takeover Laws. The Company Board has taken all actions necessary so that the restrictions contained in Section 14A:10A-1 et. seq. of the NJBCA applicable to a “business combination” (as defined in Section 14A:10A-3 of the NJBCA) shall not apply to the negotiation, execution, delivery or performance of this Agreement or Section 3.1 of the Contribution Agreements or the consummation of the Merger or the other transactions contemplated by this Agreement and the Contribution Agreements. There are no anti-takeover laws of any other state, federal or foreign jurisdiction that would apply to the negotiation, execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated this Agreement.

3.22 Brokers; Fees. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Needham & Company, LLC, whose fees and expenses shall be paid by the Company. Set forth on Section 3.22 of the Company Disclosure Letter is the Company’s reasonable itemized estimate, as of the date hereof, of all fees and expenses incurred or payable, or to be incurred or payable, by the Company or any of its Subsidiaries in connection with this Agreement and the consummation of the transactions contemplated hereby (including without limitation all financial advisory, legal and accounting fees and expenses). A true and correct copy of the engagement letter with Needham & Company, LLC in connection with this transaction has been delivered to Parent.

3.23 Transactions with Affiliates. Except as set forth in Section 3.23 of the Company Disclosure Letter or disclosed in the Company SEC Reports, there are no currently enforceable Contracts or transactions between the Company or any of its Subsidiaries, on the one hand, and any (i) officer or director of the Company or any of its Subsidiaries, (ii) record or beneficial owner of five percent or more of the voting securities of the Company or (iii) affiliate or associate of any such officer, director or record or beneficial owner, on the other hand, except those of a type available to employees of the Company generally.

3.24 Proxy Statement and Schedule 13E-3. The proxy statement to be sent to the shareholders of the Company in connection with the Company Meeting (the “Proxy Statement”), the Schedule 13E-3 and any other soliciting materials of the Company shall not, on the date first filed with the SEC, in the case of the Schedule 13E-3, or the date first mailed to shareholders of the Company in the case of the Proxy Statement and any other soliciting material, at the time of the Company Meeting or at the Effective Time, contain at such time any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading. If at any time prior to the Company Meeting any fact or event relating to the Company or any of its Affiliates which should be set forth in a supplement to the Proxy Statement or the Schedule 13E-3 should be discovered by the Company or should occur, the Company shall, promptly after becoming aware thereof, inform Parent of such fact or event. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied or to be supplied by or on behalf of Parent for inclusion in the Proxy Statement, the Schedule 13E-3 or any other soliciting materials of the Company.

3.25 Complete Copies of Materials. Except as set forth in Section 3.25 of the Company Disclosure Letter, the Company has furnished or made available to Parent true and complete copies of each document that is referenced in the Company Disclosure Schedule.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

4.1 Organization, Standing and Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

4.2 Authority; No Conflict; Required Filings and Consents.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no additional corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and (b) is subject to general principles of equity.

(b) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit) under, require a consent or waiver under, require the payment of a penalty or increased liabilities, fees or the loss of a benefit under or result in the imposition of any Lien on Parent’s or Merger Sub’s assets under, any of the terms, conditions or provisions of any Contract to which Parent or Merger Sub is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i) and (ii) of Section 4.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, writ, decree, statute, law, ordinance, rule, determination, award or regulation applicable to Parent or Merger Sub or any of their properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, modifications, accelerations, losses, penalties, increased fees, liabilities, losses of benefit or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, are not reasonably likely to result in a Parent Material Adverse Effect. For purposes of this Agreement, the term “Parent Material Adverse Effect” means any material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

(c) No consent, approval, action, license, permit, order, certification, consent, approval, concession, franchise or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the HSR Act and applicable foreign antitrust or trade regulation laws, (ii) the filing of the Certificate of Merger with the New Jersey Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company, Parent or Merger Sub is qualified as a foreign corporation to transact business in order to continue such qualification and (iii) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, would not be reasonably likely to result in a Parent Material Adverse Effect.

4.3 Information Provided. The information to be supplied by or on behalf of Parent and Merger Sub for inclusion in the Proxy Statement, the Schedule 13E-3 or any other soliciting materials of the Company shall not, on the date first filed with the SEC, in the case of the Schedule 13E-3, or the date first mailed to shareholders of the Company in the case of the Proxy Statement and any other soliciting material, at the time of the Company Meeting or at the Effective Time, contain at such time any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading. If at any time prior to the Company Meeting any fact or event relating to Parent which should be set forth in a supplement to the Proxy Statement or the Schedule 13E-3 should be discovered by Parent or should occur, Parent shall, promptly after becoming aware thereof, inform the Company of such fact or event. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to any information supplied or to be supplied by the Company for inclusion in the Proxy Statement, the Schedule 13E-3 or any other soliciting materials of the Company.

4.4 Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

4.5 Litigation. There is no Action pending or, to the knowledge of Parent or Merger Sub, threatened against or involving Parent or Merger Sub or any of their assets, properties or rights that, individually or in the aggregate, has had or is reasonably likely to have a Parent Material Adverse Effect.

4.6 Financing.

(a) Parent has delivered to the Company complete and correct copies of (i) a fully executed commitment letter (the “Debt Commitment Letter”), from Morgan Stanley Senior Funding, Inc. (together, the “Senior Lenders”), pursuant to which such financial institutions have committed, upon the terms and subject to the conditions set forth therein, to provide credit facilities in the amount of $200 million in connection with the transactions contemplated by this Agreement and (ii) a fully executed commitment letter from FP-Metrologic, LLC (the “Equity Commitment Letter”), pursuant to which FP-Metrologic, LLC has committed, upon the terms and subject to the conditions set forth therein, to provide equity financing in the aggregate amount of up to $153 million in connection with the transactions contemplated by this Agreement. The Debt Commitment Letter and the Equity Commitment Letter are hereinafter referred to collectively as the “Commitment Letters.”

(b) As of the date hereof: (i) the Commitment Letters are in full force and effect; (ii) all commitment fees required to be paid thereunder will be duly paid by Parent in full when due; (iii) the Commitment Letters have not been amended or terminated; and (iv) excluding any breach caused by the Company or its Subsidiaries, there is no breach existing thereunder. Parent has not, as of the date hereof, been informed by the Senior Lenders of any fact, occurrence or condition unrelated to the Company that would cause the financing contemplated by the Debt Commitment Letter to not be consummated as contemplated therein. Assuming that the representations and warranties of the Company in this Agreement are true and correct and that the Rollover Investors contribute their shares of Company Common Stock in accordance with the terms of the Contribution Agreements, the aggregate proceeds contemplated by the Commitment Letters, if and when funded immediately prior to the Effective Time in accordance with the Commitment Letters, together with the available unrestricted cash and fully liquid cash equivalents in an amount sufficient to satisfy the condition set forth in Section 7.2(g), will be sufficient for Parent and the Surviving Corporation after Closing to pay the aggregate Merger Consideration, the aggregate consideration to be paid to holders of Company Stock Options pursuant to Section 2.3 hereof and the fees and expenses incurred in connection with the transactions contemplated hereby.

(c) Parent has not, as of the date hereof, been informed by the Senior Lenders of any fact, occurrence or condition that makes any of the assumptions or statements set forth in the Debt Commitment Letter inaccurate in any material respect or that would cause the commitments provided in the Debt Commitment Letter to be terminated or ineffective or any of the conditions contained therein not to be met.

(d) The equity investment under the Equity Commitment Letter is not subject to any condition other than as set forth therein.

4.7 Contribution Agreements. As of the date hereof, Parent has delivered to the Company a true and correct copies of the Contribution Agreements as in effect on the date hereof.

ARTICLE V

CONDUCT OF BUSINESS

5.1 Covenants of the Company. Except as set forth in Section 5.1 of the Company Disclosure Letter or as consented to in writing by Parent, during the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement is terminated in accordance with its terms (the “Pre-Closing Period”), the Company shall, and shall cause each of its Subsidiaries to, (i) maintain its existence in good standing under applicable law, (ii) act and carry on its business in the ordinary and usual course of business consistent with past practice, (iii) pay or perform all material obligations when due, and (iv) use commercially reasonable efforts to maintain and preserve its and each of its business organization, assets and properties, to keep available the services of its current officers and employees and preserve its business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it and maintain in full force and effect until the Effective Time substantially the same levels of coverage of insurance with respect to the assets, operations and activities of the Company and its Subsidiaries as are in effect as of the date of this Agreement. Without limiting the generality of the foregoing, except as set forth in Section 5.1 of the Company Disclosure Letter, during the Pre-Closing Period the Company shall not, and shall cause its Subsidiaries to not, directly or indirectly, do any of the following without the prior written consent of Parent:

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of any of the capital stock of the Company or any of its Subsidiaries (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent); (ii) adjust, split, combine or reclassify any of the capital stock of the Company or any of its Subsidiaries or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock or any other securities of the Company or any of its Subsidiaries; or (iii) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any shares of capital stock or any other of securities of the Company or any of its Subsidiaries or any rights, warrants or options to acquire any such shares or other securities unless instructed to do so by Parent;

(b) issue, deliver, sell, grant, pledge or amend the terms of (whether by merger, consolidation or otherwise) any shares of capital stock of the Company or any of its Subsidiaries, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options or Company Warrants outstanding on the date of this Agreement);

(c) amend or cause, adopt or propose any amendments to the Company Charter Documents or the Subsidiary Charter Documents;

(d) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the transactions contemplated hereby);

(e) sell, license, mortgage, transfer, lease, assign, pledge, subject to any Lien or otherwise dispose of or encumber any properties or assets (including stock or other ownership interests of its Subsidiaries), other than (i) dispositions of obsolete inventory and sales of inventory in the ordinary course of business consistent with past practice, or (ii) the execution and performance of a binding agreement for the transaction contemplated by Section 5.1(e) of the Company Disclosure Letter, which shall require the prior written consent of Parent (which consent shall not be unreasonably withheld), provided that the consent of Parent shall not be required in connection with the execution and performance of such agreement if such agreement is on terms no less favorable than the agreement draft dated September 11, 2006, incorporating such provisions as provided by Parent on such date.

(f) acquire any business, assets or securities, other than acquisitions of inventory and components in the ordinary course of business consistent with past practice, acquisitions of investment-grade securities with a maturity date not later than December 1, 2006 and acquisitions of other assets with a purchase price that does not exceed $500,000 individually or $4,000,000 in the aggregate;

(g) sell, license, mortgage, transfer, lease, assign, pledge, subject to any Lien or otherwise dispose of or encumber any of the Intellectual Property of the Company or any of its Subsidiaries, except (x) pursuant to existing Contracts as in effect on the date hereof set forth in Section 3.12 of the Company Disclosure Letter, and (y) non-exclusive licenses extended to customers or clients in the ordinary course of business consistent with past practice;

(h) adopt, propose or implement any shareholder rights plan;

(i) (i) incur or assume any Indebtedness or issue any debt securities, except for Indebtedness incurred under existing lines of credit to fund operations of the business in the ordinary course of business consistent with past practice, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, or (iii) make any loans, advances or capital contributions to or investments in any other Person except for (A) advances for travel and other miscellaneous expenses in the ordinary course of business consistent with past practice to employees of the Company or any of its Subsidiaries or (B) capital contributions to or investments in Subsidiaries of the Company in the ordinary course of business consistent with past practice;

(j) make any changes in accounting methods, procedures, principles or practices, except insofar as may have been required by a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

(k) alter, amend or create any obligations with respect to compensation, severance, benefits, change of control payments or any other payments to present or former employees, directors or Affiliates of the Company, other than alterations or amendments made with respect to non-officers and non-directors in the ordinary course of business consistent with past practice that do not involve severance or change of control payments or benefits and that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company;

(l) increase benefits payable under any existing severance or termination pay policies or employment agreements; enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries; establish, adopt or amend (except as required by applicable law or as contemplated by this Agreement) any Collective Bargaining Agreement, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or any of its Subsidiaries; or increase compensation, bonus or other benefits payable to any director, officer or employee of the Company or any of its Subsidiaries, other than annual increases to non-officer employees in the ordinary course of business consistent with past practices and as contemplated by this Agreement;

(m) hire any new employees other than non-officer employees in the ordinary course of business consistent with past practice;

(n) make or change any material Tax election, settle or compromise any material Tax liability, amend any material Tax Return, change any method of Tax accounting, enter into any material closing agreement with respect to any Tax, surrender any right to claim a material Tax refund, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any material Taxes, file any material Tax Return unless such Tax Return has been provided to Parent for review within a reasonable period prior to the due date for filing and Parent has consented to such filing, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(o) initiate, compromise or settle any material litigation (whether civil, criminal, administrative, in law or at equity) or arbitration proceeding (other than in connection with the enforcement of the Company’s rights under this Agreement);

(p) enter into any joint venture, partnership or other similar arrangement;

(q) (i) enter into any Contract that if existing on the date hereof would be a Company Material Contract, except for Contracts for the sale of inventory in the ordinary course of business consistent with past practice, or (ii) terminate, amend, supplement or modify in any material respect any Company Material Contract to which the Company or any of its Subsidiaries is a party;

(r) cancel any debts or waive any claims or rights of substantial value (including the cancellation, compromise, release or assignment of any Indebtedness owed to, or claims held by, the Company or any its Subsidiaries), except for cancellations made or waivers granted with respect to claims other than Indebtedness in the ordinary course of business consistent with past practice which does not exceed $250,000, in the aggregate;

(s) (i) fail to manage and retain cash and cash equivalents and investments in marketable securities in a manner consistent with past practice and in their current jurisdiction (provided that such cash and cash equivalents and investments in marketable securities shall be managed in a manner reasonably expected to avoid incurring any losses, expenses, penalties, costs or other liabilities (including, without limitation, any LIBOR-related “breakage costs”) upon liquidation at Closing) or (ii) fail to manage accounts payable or accounts receivable in a manner consistent with past practice;

(t) take any action that would reasonably be expected to result in any of the representations and warranties set forth in Article III becoming false or inaccurate such that the condition set forth in Section 7.2(a) would fail to be satisfied;

(u) take (or permit any of its Subsidiaries to take) any action or enter into any transaction, including any merger, acquisition, joint venture, disposition, lease, Contract or debt or equity financing, that could reasonably by expected to impair, delay or prevent Parent’s obtaining of financing contemplated by any Commitment Letter; or

(v) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

5.2 Confidentiality. The parties acknowledge that an Affiliate of Parent and the Company have previously executed a non-disclosure agreement, dated as of August 24, 2006 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly waived or modified as provided herein or therein.

5.3 Financing Commitments.

(a) Parent will use commercially reasonable efforts to fully satisfy, on a timely basis, all terms, conditions, representations and warranties set forth in the Commitment Letters. Parent will use commercially reasonable efforts to enter into definitive agreements with respect to the financings contemplated by the Commitment Letters on terms and conditions no less favorable to Parent in the aggregate than the Commitment Letters and on such other terms and conditions as shall be satisfactory to Parent as soon as commercially reasonable but in any event at or prior to the Closing. Parent will furnish correct and complete copies of such definitive agreements to the Company promptly following their execution.

(b) At the Company’s request, Parent shall keep the Company reasonably informed with respect to all material activity concerning the status of the financings contemplated by the Commitment Letters. Without limiting the foregoing, Parent agrees to notify the Company promptly, and in any event within two (2) Business Days, if at any time prior to the Closing Date (i) any Commitment Letter shall expire or be terminated for any reason or (ii) any financing source that is a party to any Commitment Letter notifies Parent that such source no longer intends to provide financing to Parent on the material terms set forth therein. Parent shall not amend or alter, or agree to amend or alter, any Commitment Letter in any manner that would materially impair or delay or prevent the transactions contemplated by this Agreement without the prior written consent of the Company.

(c) The Company agrees to provide, and shall cause its Subsidiaries to provide, and shall use its reasonable best efforts to cause their respective Representatives to provide, Parent with such reasonable cooperation in connection with the arrangement of the financings contemplated by the Debt Commitment Letter as may be reasonably requested by Parent, including, but not limited to, (i) participation in meetings, drafting sessions, due diligence sessions, management presentation sessions, “road shows” and sessions with rating agencies, (ii) preparation of business projections and financial statements (including pro forma financial statements) as are reasonably requested by Parent in connection with the Debt Financing, (iii) assisting with the preparation of materials for rating agency presentations, offering memoranda, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Debt Financing; provided that any private placement memoranda or prospectuses in relation to a debt securities offering shall be issued only by Parent or Merger Sub, (iv) execution and delivery of any pledge documents, security documents, credit agreements, guarantees or other financing documents, including any certificates, legal surveys, title insurance or other documents as may be reasonably requested by Parent (including a certificate of the chief financial officer of the Company with respect to solvency matters); provided, however that no obligation of the Company or any of its Subsidiaries under any such document, agreement or certificate shall be effective until the Effective Time (or immediately prior to the Effective Time, if necessary to facilitate the Debt Financing), (v) obtaining customary comfort letters of accountants and consents of accountants for use of their reports in any materials relating to the financing to be used in connection with the transactions contemplated by this Agreement, and (vi) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit the consummation of the Debt Financing. The

Company shall also take such further action as may be required to cause an independent auditor of the Company to provide any unqualified opinions, consents or customary comfort letters with respect to the financial statements. The Company shall allow Parent’s Representatives the opportunity to review and comment upon the financial statements (including pro forma financial statements) in draft form and to allow such representatives access to the Company and supporting documentation with respect to the preparation of such financial statements and the independent auditors’ work papers relating to such financial statements.

5.4 Investments. During the Pre-Closing Period, subject to Section 5.2(s), the Company shall, and the Company shall cause each of its Subsidiaries to, sell any investment securities as directed by Parent, and neither the Company nor any of its Subsidiaries shall purchase any investment securities or sell any investment securities without the prior written consent of Parent, other than purchases and sales of short-term government securities and auction-rate securities in the ordinary course of business, consistent with past practices.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 No Solicitation.

(a) The Company shall, and shall cause each of its Subsidiaries and its and their respective directors, officers or other employees, Affiliates, or any investment banker, attorney, accountant or other advisor or representative retained by any of them (such directors, officers, employees, Affiliates, investment bankers, attorneys, accountants, advisors and representatives, collectively, the “Representatives”) to, immediately cease any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal and shall request that all confidential information previously furnished to such Persons with respect thereto to be returned or destroyed.

(b) The Company shall not, and it shall cause each of its Subsidiaries and its and their respective Representatives to not, directly or indirectly, (i) solicit, initiate, encourage, or induce the making, submission or announcement of, any inquiry, proposal or offer with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (ii) furnish to any Person (other than Parent or any designees of Parent) any non-public information relating to the Company or any of its Subsidiaries, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any Person (other than Parent or any designees of Parent), or take any other action knowingly intended to assist or facilitate any inquiries or the making of any proposal or offer that constitutes, or that could reasonably be expected to lead to, an Acquisition Proposal, (iii) participate or engage in discussions or negotiations with any Person with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend an Acquisition Proposal, (v) enter into any letter of intent, memorandum of understanding, agreement in principle or Contract contemplating or otherwise relating to an Acquisition Proposal or (vi) terminate, amend or waive any rights under any “standstill” or other similar agreement between the Company or any of its Subsidiaries and any Person (other than Parent). Notwithstanding the foregoing, if, prior to obtaining the Required Company Shareholder Vote, (A) the Company, its Subsidiaries and its Representatives have complied with this Section 6.1, (B) a third party has proposed a bona fide, written Acquisition Proposal that was not solicited, initiated, encouraged, induced, participated in or otherwise facilitated by the Company, any of its Subsidiaries or any of its or their Representatives since May 31, 2006, and (C) the Company Board or the Special Committee reasonably determines in good faith that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, then, to the extent required by the fiduciary obligations of the Company Board or the Special Committee, as determined in good faith by a majority of the members of the Company Board or the Special Committee, as the case may be, after consultation with the Company’s outside counsel and its financial advisor, the Company may, subject to the Company’s providing prior written notice to Parent of its decision to take such action and compliance by the Company with Section 6.1(d), furnish information with respect to the Company to, and participate in discussions and negotiations directly or through its Representatives with, such third party, subject to a confidentiality agreement not less favorable to the Company than the Confidentiality Agreement (a copy of which shall be provided to Parent for informational purposes only). Without limiting the generality of the foregoing, Parent and the Company acknowledge and hereby agree that any violation of the restrictions set forth in this Section 6.1 by any Subsidiary of the Company or any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 6.1 by the Company.

(c) Neither the Company Board, the Special Committee nor any other committee thereof shall:

(i) withhold, withdraw or modify, or resolve or publicly propose to withhold, withdraw or modify, in a manner adverse to Parent or Merger Sub, the Company Recommendation;

(ii) approve or recommend, or resolve or publicly propose to approve or recommend, any Acquisition Proposal;

(iii) approve or recommend, or resolve or publicly propose to approve or recommend, or execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, stock purchase agreement, asset purchase agreement, option agreement or other similar agreement (an “Alternative Acquisition Agreement”) with respect to any Acquisition Proposal;

(iv) approve or recommend, or resolve or publicly propose to approve or recommend, or execute or enter into, any agreement requiring it to abandon, terminate or fail to consummate the Merger, this Agreement or the transactions contemplated hereby or thereby;

(v) take any action necessary to render the provisions of any anti-takeover law inapplicable to any Acquisition Proposal;

(vi) approve or recommend, or resolve or publicly propose to approve or recommend, any position other than to recommend rejection (including withdrawing, or modifying in a manner adverse to Parent or Merger Sub, any recommendation of rejection) of any Acquisition Proposal; or

(vii) propose or agree to do any of the foregoing constituting or related to, or that is intended to lead to, any Alternative Proposal.

Notwithstanding the foregoing, the Company, the Company Board or the Special Committee may, prior to obtaining the Required Company Shareholder Vote only, to the extent failure to do so would be a violation of the fiduciary obligations of the Company Board under applicable law, as determined in good faith by the Special Committee or the Company Board after consultation with outside counsel, in response to a Superior Proposal received by the Special Committee or the Company Board after the date of this Agreement, withhold, withdraw or modify in a manner adverse to Parent or Merger Sub the Company Recommendation (a “Change in the Company Recommendation”) or take such other actions specified in Section 6.1(c) with respect to such Change in Company Recommendation immediately prior to or concurrent with a termination of this Agreement pursuant to and in compliance with Section 8.1(h) if (and only if):

(A) such Superior Proposal did not result from a breach by the Company of this Section 6.1;

(B) the Company has complied with this Section 6.1, including Section 6.1(d);

(C) the Special Committee or the Company Board shall have first provided prior written notice to Parent that it is prepared to effect a Change in the Company Recommendation in response to a Superior Proposal, which notice shall attach the most current version of any written agreement relating to the transaction that constitutes such Superior Proposal; and

(D) Parent does not make, within three Business Days after the receipt of such notice, a proposal that the Special Committee or the Company Board determines in good faith, after consultation with its financial advisor, is at least as favorable to the shareholders of the Company as such Superior Proposal.

The Company agrees that, during the three Business Day period immediately prior to effecting a Change in the Company Recommendation, the Company and its Representatives shall negotiate in good faith with Parent and its Representatives regarding any revisions to the terms of the transaction contemplated by this Agreement that are proposed by Parent.

(d) Notices to Parent. The Company shall as promptly as possible (but in any event within 24 hours) provide oral and written notice to Parent of receipt by the Company or any of its Representatives of any Acquisition Proposal, any inquiry with respect to or any request for nonpublic information in connection with, any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal, inquiry or request and the identity of the Person making any such Acquisition Proposal, inquiry or request and shall keep Parent informed on a current basis of the status thereof and of any material modifications or developments with respect to such Acquisition Proposal, inquiry or request, including, without limitation, copies of all Acquisition Proposals, inquiries or requests and written information relating thereto. The Company agrees that it and its Subsidiaries will not enter into a confidentiality agreement or any other agreement with any Person subsequent to the date of this Agreement that prohibits the Company from providing such information to Parent.

(e) Certain Permitted Disclosure. Nothing in this Agreement shall be deemed to prohibit the Company from complying in good faith with respect to a tender or exchange offer contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act; provided, however, that neither the Company nor the Special Committee nor Company Board nor any committee thereof shall (i) recommend that the shareholders of the Company tender or exchange their shares of Company Common Stock in connection with any such tender or exchange offer (or otherwise approve or recommend any Acquisition Proposal) or (ii) withhold, withdraw or modify, in a manner adverse to Parent or Merger Sub, the Company Recommendation, except, in each case, in accordance with Section 6.1(c).

(f) The consummation of the transaction contemplated by Section 5.1(e) of the Company Disclosure Letter in accordance with Section 5.1(e)(ii) hereof shall not be subject to this Section 6.1.

(g) Definitions. For purposes of this Agreement:

“Acquisition Proposal” means any inquiry, proposal or offer (i) relating to a merger, reorganization, consolidation, dissolution, sale of substantial assets, tender offer, exchange offer, recapitalization, liquidation, dissolution, joint venture, share exchange or other business combination involving the Company or any of its Subsidiaries, (ii) for the issuance by the Company of 20% or more of its total outstanding voting securities or (iii) to acquire in any manner, directly or indirectly, 20% or more of the capital stock or assets of the Company or any of its Subsidiaries, in each case other than the transactions contemplated by this Agreement.

“Superior Proposal” means any unsolicited, bona fide written proposal made by a third party to acquire, directly or indirectly, more than 50% of the total outstanding voting securities of the Company or all of the assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation or a sale of its assets, (i) which the Special Committee or the Company Board determines in its good faith reasonable judgment (after consultation with its legal and financial advisors) to be (A) more favorable to the holders of Company Common Stock from a financial point of view than the transactions contemplated by this Agreement (including any proposal by Parent to amend the terms of this Agreement), taking into account all the terms and conditions of such proposal and this Agreement and (B) reasonably capable of being completed on the terms proposed within a reasonable time period, in each case taking into account all financial, regulatory, legal and other aspects of such proposal, and (ii) which either has no financing condition or has a debt financing condition (and no other financing condition) and is accompanied by commitment letters no less favorable to the Company than the Commitment Letters.

6.2 Proxy Statement. As promptly as practicable after the execution of this Agreement, the Company, in cooperation with Parent, shall prepare and file with the SEC the Proxy Statement and the Schedule 13E-3. Subject to Section 6.1(c), the Company, acting through the Company Board, shall include in the Proxy Statement and the Schedule 13E-3 the recommendation of the Special Committee and the Company Board that the shareholders of the Company vote in favor of the Company Voting Proposal (the “Company Recommendation”). The Company shall respond to any comments of the SEC or its staff and shall cause the Proxy Statement to be mailed to its shareholders at the earliest practicable time after the resolution of any such comments. The Company shall notify Parent promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or the Schedule 13E-3 and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement or Schedule 13E-3. The Company shall use reasonable best efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.2 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3, Parent or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to shareholders of the Company, such amendment or supplement. Notwithstanding the foregoing, the Company shall not file with the SEC or mail to its shareholders the Proxy Statement, the Schedule 13E-3, any amendment thereto, any other soliciting material or any such other documents without Parent’s prior approval.

6.3 Nasdaq Quotation. The Company shall continue the quotation of the Company Common Stock on The Nasdaq Stock Market during the term of this Agreement.

6.4 Access to Information. During the Pre-Closing Period, the Company shall (and shall cause each of its Subsidiaries to) afford to Parent and its potential financing sources and their respective Representatives, reasonable access, upon reasonable notice, during normal business hours and in a manner that does not unreasonably disrupt or interfere with business operations, to all of its properties (including the Real Property for the purpose of performing such environmental tests and investigations as Parent may desire), books, contracts, commitments, personnel and records as Parent shall request, and, during such period, the Company shall (and shall cause each of its Subsidiaries to) (a) furnish promptly to Parent and its potential financing sources and their respective Representatives (x) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws that is not available immediately upon filing via EDGAR and (y) all other information concerning its business, finances, operations, properties, assets and personnel as Parent may reasonably request and (b) will instruct the Company’s employees and Representatives to cooperate with Parent in its investigation of the business of the Company and its Subsidiaries. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where the Company reasonably determines that such access or disclosure would jeopardize the attorney-client privilege of the Company or any of its Subsidiaries or violate any applicable law to which the Company or any of its Subsidiaries is subject (it being agreed that the Company shall use its commercially reasonable efforts to cause such information to be provided in a manner that does not cause such violation or jeopardization). Parent will hold any such information that is nonpublic in confidence in accordance with the Confidentiality Agreement. No investigation conducted or information obtained by Parent, pursuant to this Section 6.4 or otherwise, will be deemed to supplement, waive or otherwise modify any representation or warranty of the Company set forth herein.

6.5 Shareholders Meeting. The Company, acting through the Company Board, shall take all actions in accordance with applicable law, the Company Charter Documents and the rules of The Nasdaq Stock Market to promptly and duly call, give notice of, convene and hold as promptly as practicable the Company Meeting for the purpose of considering and voting upon the Company Voting Proposal. Subject to Section 6.1, (i) the Special Committee and the Company Board shall recommend approval of the Company Voting Proposal by the shareholders of the Company and include such recommendation in the Proxy Statement and (ii) the Special Committee and the Company Board shall not withhold, withdraw or modify in a manner adverse to Parent, or publicly propose or resolve to withhold, withdraw or modify in a manner adverse to Parent, the recommendation of the Special Committee or the Company Board that the Company’s shareholders vote in favor of the Company Voting Proposal. The Company shall take all action that is both reasonable and lawful to solicit from its shareholders proxies in favor of the Company Voting Proposal and shall take all other action reasonably necessary or advisable to secure the vote or consent of the shareholders of the Company required by the rules of The Nasdaq Stock Market or the NJBCA to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company, with the prior approval of Parent, may adjourn or postpone the Company Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s shareholders or, if as of the time for which the Company Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in Person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting.

6.6 Legal Requirements.

(a) Subject to the terms hereof, including Section 6.6(b), the Company and Parent shall, and the Company shall cause its Subsidiaries to, each use their commercially reasonable efforts to:

(i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable;

(ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or Parent or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; provided, that in connection therewith, without the prior written consent of Parent, none of the Company or its Subsidiaries will make or agree to make any payment or accept any material conditions or obligations, including amendments to existing conditions and obligations;

(iii) as promptly as practicable, make all necessary filings, notifications, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act and any related governmental request thereunder, and (C) any other applicable law; and

(iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

The Company and Parent shall cooperate with each other in connection with the making of all such filings. The Company and Parent shall each use their commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement and the Schedule 13e-3) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, Parent and the Company agree that nothing contained in this Section 6.6(a) shall modify or affect their respective rights and responsibilities under Section 6.6(b).

(b) Parent and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their commercially reasonable efforts to obtain any government clearances or approvals required for Closing under the HSR Act and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an “Antitrust Order”) that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law.

(c) Notwithstanding anything in this Agreement to the contrary, neither Parent nor any of its Affiliates shall be under any obligation to take any action under this Section if the United States Department of Justice or the United States Federal Trade Commission authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the Merger.

(d) Subject to Section 6.6(c), each of Parent and the Company agree to use its commercially reasonable efforts to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging, or seeking damages or other relief as a result of, the Merger, this Agreement or the transactions contemplated hereby, including seeking to have any order adversely affecting the ability of the parties to consummate the transactions contemplated hereby entered by any court or other Governmental Entity promptly vacated or reversed.

6.7 Public Disclosure. The Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements (including scheduling a press conference or conference call with investors or analysts) with respect to this Agreement or any of the transactions hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by applicable law, including federal securities laws, or the applicable rules of The Nasdaq Stock Market or any listing agreement if it has used its commercially reasonable efforts to consult with the other party and to obtain such party’s consent but has been unable to do so prior to the time such press release or public statement is so required to be issued, filed or made.

6.8 Indemnification.

(a) For a period of six (6) years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless all past and present officers and directors of the Company (each, an “Indemnified Person”) for acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by the NJBCA or any other applicable law or provided under the Company Charter Documents in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

(b) Parent or Surviving Corporation shall pay all expenses, including reasonable fees and expenses of counsel, that an Indemnified Person may incur in enforcing the indemnity and other obligations to which such Indemnified Person is entitled under this Section 6.8. Parent or Surviving Corporation shall be entitled to assume the defense of any action, suit, investigation or proceeding and Parent and Surviving Corporation shall not be liable to any Indemnified Person for any legal expenses of separate counsel or any other expenses subsequently incurred by such Indemnified Person in connection with the defense thereof, except that if Parent or Surviving Corporation elects not to assume such defense or in the reasonable judgment of the Indemnified Person, after consultation with counsel, the Indemnified Person determines that a conflict of interest exists between Parent or Surviving Corporation and the Indemnified Person, the Indemnified Person may assume the defense of such action and retain counsel of his or her choice, subject to the consent of Parent, which consent shall not be unreasonably withheld, and Parent or Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Person promptly as statements therefor are received; provided that Parent and Surviving Corporation shall not be liable for the fees of more than one counsel for all Indemnified Persons, other than local counsel, and provided further that Parent and Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld).

(c) The Surviving Corporation shall maintain, and Parent shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six years after the Effective Time insurance “tail” or other insurance policies with respect to directors’ and officers’ liability insurance with respect to acts or omissions existing or occurring at or prior to the Effective Time in an amount and scope at least as favorable as the coverage applicable to directors and officers as of the Effective Time under the Company’s directors’ and officers’ liability insurance policy; provided, however, that if such “tail” or other policies are not available at an annual cost not greater than 200% of the last annual premium paid prior to the date hereof under such policy (the “Insurance Cap”) (which premium the Company hereby represents and warrants is as set forth on Section 6.8(a) of the Company Disclosure Letter), then the Surviving Corporation shall cause to be obtained as much comparable insurance as can reasonably be obtained in its good faith judgment at a cost up to but not exceeding the Insurance Cap.

(d) This Section 6.8 shall survive the consummation of the Merger, is intended to benefit the Company, the Surviving Corporation and each Indemnified Person, shall be binding on all successors and assigns of the Surviving Corporation and Parent, and shall be enforceable by each Indemnified Person. If Parent or Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all, substantially all or a substantial part of its business and/or assets to any Person, then, and in each such case, the Parent shall require and cause any such continuing or surviving corporation or entity or transferee to expressly assume the obligations set forth in this Section 6.8. The provisions of this Section 6.8 are intended to be for the benefit of, and will be enforceable by, each Indemnified Person, his or her heirs, and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Indemnified Person may have by contract, law, the Company Charter Documents, the Subsidiary Charter Documents or otherwise.

6.9 Notification of Certain Matters.

(a) Each of the Company, on the one hand, and Parent and Merger Sub, on the other, shall promptly (and in any event within five (5) Business Days after becoming aware of any such breach) notify the other party in writing if it believes that such party has breached any representation, warranty, covenant or agreement contained in this Agreement that could, individually or in the aggregate, result in a failure of a condition set forth in Section 7.2 or Section 7.3 if continuing on the Closing Date. Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

(b) The Company shall promptly notify Parent of (i) any written notice from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement and (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries, that, if pending on the date of this Agreement, would have been required to have been disclosed in the Company Disclosure Letter in response to the representations and warranties of the Company under Article III or that relate to the consummation of the transactions contemplated by this Agreement.

6.10 Exemption from Liability Under Section 16. Prior to the Closing, the Company shall take all such reasonable steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) under such rule and result from the transactions contemplated by Article I and Article II of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

6.11 Resignations. The Company shall use its reasonable best efforts to obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation, effective as of the Effective Time, of all directors of the Company and its Subsidiaries (except those designated by Parent to the Company in writing at least three (3) Business Days prior to the Closing).

6.12 Employee Benefit Matters.

(a) From and after the Effective Time, Parent shall cause the Surviving Corporation to honor and provide for payment of all accrued obligations and benefits under all Company Plans set forth, and identified as such, in the Company Disclosure Letter (including, without limitation, employment or severance agreements between the Company and Company Employees), all in accordance with their respective terms.

(b) Employees of the Company as of the Effective Time (“Continuing Employees”) shall receive credit for past service with the Company for purposes of accrual of vacation time and, to extent practicable and permitted under applicable benefit plans, for purposes of eligibility for participation and vesting under any employee benefit plan, program or arrangement established or maintained by Parent, the Surviving Corporation or any of their respective Subsidiaries under which Continuing Employees may be eligible to participate on or after the Effective Time.

(c) Notwithstanding anything in this Agreement to the contrary, from and after the Effective Time, the Surviving Corporation will have sole discretion over the hiring, promotion, retention, firing and other terms and conditions of the employment of the Continuing Employees.

Nothing in this Agreement shall prevent Parent or the Surviving Corporation from amending or terminating any Company Plan in accordance with its terms.

ARTICLE VII

CONDITIONS TO MERGER

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) Shareholder Approval. The Company Voting Proposal shall have been approved at the Company Meeting, at which a quorum is present, by the Required Company Shareholder Vote.

(b) HSR Act and Applicable Foreign Antitrust Laws. All waiting periods (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act and applicable foreign Antitrust Laws shall have expired or otherwise been terminated.

(c) Governmental Approvals. Other than the filing of the Certificate of Merger, all material authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement shall have been filed or been obtained.

(d) No Restraint. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect which would make the Merger illegal or prohibit the consummation of the Merger or the other transactions contemplated by this Agreement.

7.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by Parent:1

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement (without regard to any materiality or Company Material Adverse Effect qualifications or exceptions contained therein) shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such

[1]	Closing conditions subject to completion of due diligence.

representations and warranties (without regard to any materiality or Company Material Adverse Effect qualifications or exceptions contained therein) shall be true and correct as of such date), in each case, except where the failure to be true and correct, individually or in the aggregate, has not had, and is not reasonably likely to result in, a Company Material Adverse Effect or adversely affect the capitalization of the Company or any of its Subsidiaries; and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date; and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(c) No Proceedings. There shall not be instituted or pending any action or proceeding in which any Person or Governmental Entity seeks to, (A) make the Merger illegal or otherwise challenge, restrain or prohibit consummation of the Merger or the other transactions contemplated by this Agreement, (B) prohibit or limit in any material respect (x) Parent’s ability to vote, control, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation or any of its Subsidiaries or (y) Parent’s ability to effectively control or otherwise exercise ownership rights with respect to the business or operations of the Company or its Subsidiaries, (C) obtain from Parent or any of its Subsidiaries any damages that are material or would be material to the Company and its Subsidiaries, taken as a whole, (D) cause the transactions contemplated by this Agreement to be rescinded following consummation or (E) compel the Company, Parent or any of their respective subsidiaries to dispose of or hold any significant portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement.

(d) No Material Adverse Effect. Since June 30, 2006, there shall not have occurred any state of facts, change, event, effect, condition, circumstance, occurrence or development that, individually or in the aggregate, has had or is reasonably likely to result in a Company Material Adverse Effect; and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(e) Contribution Agreements. The Rollover Investors shall have made the contributions of Company Common Stock to Parent as required by and in accordance with the terms of the Contribution Agreements.

(f) Financing. Parent shall have obtained an amount of financing not less than the amount set forth in the Debt Commitment Letter on terms and conditions as set forth therein or upon terms and conditions which are, in the reasonable judgment of Parent, at least as favorable to Parent as the terms and conditions set forth therein.

(g) Cash Balances. As of immediately prior to the Effective Time, the Company shall have unrestricted cash on hand and fully liquid cash equivalents of (i) in the event that the consummation of the transaction contemplated by Section 5.1(e) of the Company Disclosure Letter has not occurred, at least $60,000,000, and (ii) in the event that the consummation of the transaction contemplated by Section 5.1(e) of the Company Disclosure Letter has occurred, at least $90,000,000 (after deducting an amount equal to the reasonably estimated Tax obligations with respect to such sale and excluding any portion of the proceeds from such sale deposited in escrow with respect to any indemnity obligations).

7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub (without regard to any materiality or Material Adverse Effect qualifications or exceptions contained therein) set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties (without regard to any materiality or Material Adverse Effect qualifications or exceptions contained therein) are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date), in each case, except where the failure to be true and correct, individually or in the aggregate, has not had, and is not reasonably likely to result in, a Parent Material Adverse Effect; and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer or the chief financial officer of Parent to such effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of Parent by an officer of Parent to such effect.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (whether or not the Required Company Shareholder Vote was obtained) (and with respect to Sections 8.1(b) through 8.1(g)) by written notice by the terminating party to the other party specifying the provision hereof pursuant to which such termination is effected):

(a) by mutual written consent of Parent and the Company, which consent shall have been approved by the action of their respective boards of directors;

(b) by either Parent or the Company if the Merger shall not have been consummated by March 31, 2007 (the “Outside Date”) (provided that the right to terminate this

Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of, or results in, the failure of the Merger to occur on or before the Outside Date);

(c) by either Parent or the Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or any other transaction contemplated hereby;

(d) by either Parent or the Company if at the Company Meeting (including any postponement or adjournment thereof), at which a vote on the Company Voting Proposal is taken, the Required Company Shareholder Vote in favor of the adoption of the Company Voting Proposal shall not have been obtained; provided that the right to terminate under this Section 8.1(d) shall not be available to the Company if the Company is in breach of its obligations under Sections 6.1, 6.2 or 6.5;

(e) by Parent, if: (i) (A) the Company Board or the Special Committee shall have failed to include the Company Recommendation in the Proxy Statement or (B) the Company Board or the Special Committee shall have effected a Change in the Company Recommendation; (ii) the Company Board or the Special Committee shall have authorized, approved or recommended to the shareholders of the Company an Acquisition Proposal; (iii) the Company is in breach of its obligations under Sections 6.1, 6.2 or 6.5; (iv) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by Parent or an Affiliate of Parent) and the Company Board or the Special Committee recommends that the shareholders of the Company tender their shares in such tender or exchange offer or within ten (10) Business Days after the commencement of such tender or exchange offer, the Company Board and the Special Committee fails to recommend rejection (or subsequently withdraws or modifies in a manner adverse to Parent or Merger Sub a recommendation of rejection) of such offer; (v) the Company enters into an Alternative Acquisition Agreement with respect to any Acquisition Proposal; or (vi) any Person or Group (other than Parent, an Affiliate of Parent or a party to a Contribution Agreement) shall have acquired beneficial ownership of 40% or more of the outstanding Company Common Stock;

(f) by Parent, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied, and (ii) shall not have been cured within thirty (30) days following receipt by the Company of written notice of such breach or failure to perform from Parent or which by its nature or timing cannot reasonably be cured by the Outside Date;

(g) by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied, and (ii) shall not have been cured within thirty (30) days following receipt by

Parent of written notice of such breach or failure to perform from the Company or which by its nature or timing cannot reasonably be cured by the Outside Date; or

(h) by the Company, upon a Change in the Company Recommendation made in accordance with Section 6.1(c) in order to enter into a definitive agreement with respect to a Superior Proposal; provided, however, it is a condition precedent to the Company’s right to terminate this Agreement pursuant to this Section 8.1(h) that the Company shall have complied in all material respects with the provisions of Section 6.1 and 8.3(b).

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Parent, the Company, or their respective officers, directors, shareholders or Affiliates under this Agreement; provided that (a) any such termination shall not relieve any party from liability for any willful breach, misrepresentation or fraud in connection with this Agreement and (b) the provisions of Section 5.2 (Confidentiality), Section 8.3 (Fees and Expenses), this Section 8.2 (Effect of Termination) and Article IX (Miscellaneous) of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement in accordance with its terms.

8.3 Fees and Expenses.

(a) Except as otherwise specified in this Section 8.3, all out-of-pocket costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such expenses; provided, however, that Parent and the Company shall share equally the expenses (other than attorneys’ and accountants’ fees and expenses) incurred (i) in connection with the filing, printing and mailing of the Proxy Statement (including any preliminary materials relating thereto) and the filing of the Schedule 13e-3 and (ii) in connection with the filings required under the HSR Act (including the HSR filing fee).

(b) The Company shall pay Parent or a designee of Parent a termination fee in an amount equal to $18,250,000 (the “Termination Fee”) if:

(i) this Agreement is terminated pursuant to Section 8.1(e); or

(ii) this Agreement is terminated pursuant to Section 8.1(h); or

(iii) (A) this Agreement is terminated pursuant to Section 8.1(b), Section 8.1(d) or Section 8.1(f) and at any time after the date hereof and prior to such termination any Acquisition Proposal shall have been made known to the Company or publicly disclosed, and (B) within 12 months after any such termination, the Company or any of its Affiliates consummates, or becomes a party to any binding written Alternative Acquisition Agreement with respect to, any Company Acquisition (which need not be a Company Acquisition relating to the same Acquisition Proposal that was made known to the Company or publicly disclosed prior to the Company Meeting).

The Termination Fee due under Section 8.3(b)(i) shall be paid to Parent by wire transfer of same-day funds within one Business Day following termination of this Agreement. The Termination Fee due under Section 8.3(b)(ii) shall be paid to Parent by wire transfer of same-day funds concurrently with (and as a condition precedent to) its right to terminate pursuant to Section 8.1(h). The Termination Fee due under Section 8.3(b)(iii) shall be paid to Parent by wire transfer of same-day funds within one Business Day following the entry into the Alternative Acquisition Agreement or, in the absence thereof, the consummation of the Company Acquisition, as applicable.

(c) Parent shall pay a termination fee in an amount equal $9,125,000 (the “Parent Termination Fee”) if this Agreement is terminated on or after the Outside Date pursuant to Section 8.1(b), if at such date all conditions set forth in Section 7.1 and Section 7.2 are satisfied (other than condition set forth in Section 7.2(f)), provided that no such fee shall be payable in the event the failure of the condition set forth in Section 7.2(f) to be satisfied is a result of a Market MAC or a material adverse development with respect to the ITC case. For purposes hereof, “Market MAC” shall mean (i) any general suspension of trading in, or limitation on prices for, securities on The Nasdaq Stock Market for three or more consecutive Business Days; (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States generally for three or more consecutive Business Days; (iii) any material disruption in the US commercial credit, debt, capital or commercial mortgage-backed securities markets (including the market for leveraged loans or high yield securities) which could be reasonably expected to materially and adversely affect the availability of the debt financing for the transactions contemplated by this Agreement and in an amount provided by the Debt Commitment Letters for three or more consecutive Business Days; or (iv) any limitation by any governmental, regulatory or administrative agency or authority which prohibits the extension of credit by banks or other lending institutions in the United States generally in a manner that prevents a lender from providing the debt financing pursuant to the Debt Commitment Letters for a period of three or more consecutive Business Days.

(d) The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. Payment of the Termination Fee or the Parent Termination Fee, as the case may be, shall not be in lieu of damages incurred in the event of a breach of this Agreement described in clause (a) of the proviso in Section 8.2 but is otherwise the sole and exclusive remedy of the parties in connection with any termination of this Agreement on the bases specified in Section 8.3(b).

(e) The Company shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by Parent in connection with its enforcement of the rights provided in this Section 8.3 unless Parent shall be determined, in a final, nonappealable order of a court adjudicating the matter, not to have any right to receive any amounts from the Company under this Section 8.3.

(f) For purposes of this Section 8.3 only, “Company Acquisition” shall mean (i) a merger, reorganization, consolidation, dissolution, sale of substantial assets, tender offer, exchange offer, recapitalization, liquidation, dissolution, joint venture, share exchange or other business combination involving the Company or any of its Subsidiaries, (ii) the issuance by the Company of

50% or more of its voting securities or (iii) the acquisition by any person or group of 50% or more of the capital stock or assets of the Company or any of its Subsidiaries; provided that the sale by the Company of AOA in accordance with Section 5.1(e)(ii) shall not be deemed a Company Acquisition.

8.4 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of any party, but, after any such approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

MISCELLANEOUS

9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Article II, Section 6.8 and Article IX.

9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) three (3) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below:

(a)	if to Parent or Merger Sub, to

Meteor Holding Corporation

c/o Francisco Partners

2882 Sand Hill Road, Suite 280

Menlo Park, CA 94025

Attn: Dipanjan Deb

Ann Savellano

Telecopy: 650-233-2999

with a copy to:

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, CA 94304

Attn: Larry W. Sonsini

John A. Fore
Robert T. Ishii

Telecopy: (650) 493-6811

(b)	if to the Company, to

Metrologic Instruments, Inc.

90 Coles Road

Blackwood, New Jersey 08012

Attn: Chief Executive Officer

Telecopy: (856) 228-0653

with a copy to:

Ballard Spahr Andrews & Ingersoll, LLP

1735 Market Street

51st Floor

Philadelphia, Pennsylvania 19103

Attn: Justin P. Klein

Telecopy: (215) 864-8999

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

9.3 Entire Agreement. This Agreement (including the Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.

9.4 No Third Party Beneficiaries. Except as provided in Section 6.8 (with respect to which the past and present officers of the Company shall be third party beneficiaries), this Agreement is not intended, and shall not be deemed, to (i) confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, (ii) create any agreement of employment with any Person or (iii) otherwise create any third-party beneficiary hereto.

9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided that notwithstanding the foregoing, Parent or Merger Sub may assign their rights and obligations hereunder to any Affiliate without the prior written consent of the other parties hereto; provided further that no such assignment shall relieve Parent or Merger Sub of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

9.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity, legality or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid, illegal or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid, illegal or unenforceable term or provision with a valid, legal and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable term.

9.7 Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.

9.8 Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

9.10 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

9.11 Submission to Jurisdiction. Each of the parties to this Agreement (a) hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2. Nothing in this Section 9.11, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

9.12 Waiver of Jury Trial. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

METEOR HOLDING CORPORATION

By:	/s/ David T. ibnAle
	Name:	David T. ibnAle
	Title:	Vice President and Treasurer

METEOR MERGER CORPORATION

By:	/s/ Andrew Kowal
	Name:	Andrew Kowal
	Title:	Vice President and Secretary

METROLOGIC INSTRUMENTS, INC.

By:	/s/ C. Harry Knowles
	Name:	C. Harry Knowles
	Title:	Interim Chief Executive Officer

Signature Page to Agreement and Plan of Merger

EXHIBIT A

FORM OF HK CONTRIBUTION AGREEMENT

EXHIBIT B

FORM OF EA CONTRIBUTION AGREEMENT

EXHIBIT C

RESTATED CERTIFICATE OF INCORPORATION

SCHEDULES FOR METROLOGIC INSTRUMENTS, INC.

Schedule 3.2(b)	Company Stock Plans and Options

Schedule 3.2(d)	Outstanding Company Warrants

Schedule 3.2(e)	Registration Rights and Anti-Takeover Plans

Schedule 3.2(h)	Indebtedness

Schedule 3.3(a)	Subsidiaries of Company

Schedule 3.3(c)	Violations of Subsidiary Charter Documents

Schedule 3.4(c)(ii)	No Breach of Company Material Contracts or Laws

Schedule 3.4(d)	Required Filings

Schedule 3.5(a)	Violation of SEC Reporting Requirements

Schedule 3.5(c)	Significant Deficiencies in Internal Controls

Schedule 3.8(a)	Tax Returns

Schedule 3.8(b)	Tax Returns

Schedule 3.9(a)	Owned Real Property

Schedule 3.9(b)	Leased Real Property

Schedule 3.11(b)	Registered Intellectual Property

Schedule 3.11(d)	Pending Infringement Claims Against Company

Schedule 3.11(f)	Violations of Material Intellectual Property Rights

Schedule 3.11(h)	Intellectual Property Rights and Patent Contracts (Licensee)

Schedule 3.11(i)	Intellectual Property Rights and Patent Contracts (Licensor)

Schedule 3.11(l)	Non-Compete and Exclusivity Restrictions

Schedule 3.12(b)	Company Material Contracts

Schedule 3.12(b)(xii)	Contracts Requiring Indemnification of Directors or Officers

Schedule 3.13	Litigation

Schedule 3.14(a)	Existence of Underground Storage Tanks, Asbestos, etc.

Schedule 3.14(d)	Environmental Permits or Hazardous Materials Activity

Schedule 3.15(a)	Employee Benefits Plans

Schedule 3.15(d)	Uninsured Company Plan Benefits

Schedule 3.15(f)	Severance and Acceleration Under Company Plans

Schedule 3.15(g)	Foreign Company Plans

Schedule 3.15(h)	Nonqualified Deferred Compensation Plans

Schedule 3.18(a)	Collective Bargaining Agreements

Schedule 3.19	Insurance Policies

Schedule 3.20	Opinion of Financial Advisor

Schedule 3.22	Estimated Fees

Schedule 3.23	Affiliate Transactions

Schedule 3.25	Agreements Not Provided

Schedule 5.1	Breach of Covenants of Company

The Registrant, Metrologic Instruments, Inc., hereby agrees to furnish supplementally a copy of the omitted, above-referenced schedules to the Securities and Exchange Commission, upon its request.

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